MOT
GRIFFITH H. HAYES, ESQ.
Nevada Bar No. 7374
ANDREW R. MUEHLBAUER, ESQ.
Nevada Bar No. 10161
JOSEPH G. GOLDMAN, ESQ.
Nevada Bar No. 11142
**COOKSEY, TOOLEN, GAGE, DUFFY & WOOG, P.C.**
3930 Howard Hughes Parkway, Suite 200
Las Vegas, Nevada 89169
Telephone: (702) 949-3100
Facsimile: (702) 949-3104
ghayes@cookseylaw.com
amuehlbauer@cookseylaw.com

*Attorneys for Plaintiff Arthur Gober*

DEPARTMENT XIII
NOTICE OF HEARING
DATE 12/6/12 TIME 9:00 Am
APPROVED BY [initials]

EIGHTH JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA
IN AND FOR THE COUNTY OF CLARK

| | |
|---|---|
| IN RE FUSHI COPPERWELD, INC. SHAREHOLDER LITIGATION | Case No.: A-10-628936-B<br>Dept. No. XIII<br>**PLAINTIFF'S MOTION FOR PRELIMINARY INJUNCTION ON ORDER SHORTENING TIME**<br>**FILED UNDER SEAL** |

Plaintiff, by and through his attorneys of record, pursuant to Nev. R. Civ. P. 65 and other provisions of law, hereby moves the Court for an order and decree enjoining Defendants herein from soliciting proxy votes and conducting any meeting of stockholders of Fushi Copperweld, Inc. ("Fushi" or "Company") to approve a proposed Agreement and Plan of Merger ("Agreement"), between Fushi and Green Dynasty Limited, Green Dynasty Acquisition, Inc., and Green Dynasty Holdings Limited (together the "Fu Group") pursuant to which the Fu Group will acquire all of the outstanding shares of Fushi for $9.50 per share (the "Offer Price").

In support of this Motion, Plaintiff will rely upon the pleadings herein, the accompanying

RECEIVED
NOV 15 2012
DISTRICT COURT DEPT# 13

Memorandum of Points and Authorities filed in support hereof and any supplement thereof, the exhibits referenced in and relied upon by the Memorandum of Points and Authorities and any supplement thereof, the Affidavit of Matthew Morris in Support of Plaintiff's Motion, the attached exhibits, and any oral argument that the Court may entertain at the hearing of this matter.

A proposed form of Order has been submitted herewith.

Dated this 15th day of November, 2012.

COOKSEY, TOOLEN, GAGE, DUFFY & WOOG

By: ______________________

GRIFFITH H. HAYES
Nevada Bar No. 7374
ANDREW R. MUEHLBAUER
Nevada Bar No. 10161
JOSEPH G. GOLDMAN
Nevada Bar No. 11142
3930 Howard Hughes Parkway, Suite 200
Las Vegas, NV 89169
T: 702-949-3100
F: 702-949-3104

WOLF POPPER LLP
Chet B. Waldman
Patricia Avery
Matthew Insley-Pruitt
845 Third Avenue
New York, NY 10022
T: (212) 759-4600
F: (212) 486-2093

FARUQI & FARUQI, LLP
Jacob A. Goldberg
Sandra G. Smith
101 Greenwood Avenue, Suite 600
Jenkintown, PA 19046
T: (215) 277-5770
F: (215) 277-5771

## ORDER SHORTENING TIME

Upon application of Andrew R. Muehlbauer of Cooksey, Toolen, Gage, Duffy & Woog, counsel for Plaintiff, and good cause appearing therefore,

IT IS HEREBY ORDERED, that the time for notice of hearing of PLAINTIFF'S MOTION FOR PRELIMINARY INJUNCTION ON ORDER SHORTENING TIME is shortened and shall be heard in Department XIII on the 6th day of December, 2012, at the hour of 9:00 a.m./p.m. or as soon thereafter as counsel may be heard.

Dated this 16th day of November, 2012

DISTRICT COURT JUDGE

Respectfully submitted by:

GRIFFITH H. HAYES
Nevada Bar No. 7374
ANDREW R. MUEHLBAUER
Nevada Bar No. 10161
COOKSEY, TOOLEN, GAGE, DUFFY & WOOG
3930 Howard Hughes Parkway, Suite 200
Las Vegas, NV 89169
T: 702-949-3100
F: 702-949-3104

WOLF POPPER LLP
Chet B. Waldman
Patricia Avery
845 Third Avenue
New York, NY 10022
T: (212) 759-4600
F: (212) 486-2093

FARUQI & FARUQI, LLP
Jacob A. Goldberg
Sandra G. Smith
101 Greenwood Avenue, Suite 600
Jenkintown, PA 19046
T: (215) 277-5770
F: (215) 277-5771

**AFFIDAVIT OF ANDREW R. MUEHLBAUER, ESQ.**
**IN SUPPORT OF ORDER SHORTENING TIME**

STATE OF NEVADA )
) ss.
COUNTY OF CLARK )

ANDREW R. MUEHLBAUER, Esq., being first duly sworn, deposes and says:

1. I am an attorney at law, licensed to practice law before the District Courts of the State of Nevada. I am an attorney of the law firm, Cooksey, Toolen, Gage, Duffy & Woog, attorneys of record for Plaintiff in the above-captioned matter.

2. I have personal knowledge of the facts of this case.

3. Time is of the essence in hearing this Motion because the transaction at issue in this case, which Plaintiff is attempting to enjoin, is scheduled to close on or about December 11, 2012.

4. According to Nevada court rules, the first available date to hear the motion seeking a preliminary injunction without the order shortening time would be 21 days after the filing of the Motion.

5. Consequently, if the Motion is not heard on an order shortening time, it will not be heard with sufficient time for the Court to consider the motion prior to consummation of the transaction and imposition of irreparable harm upon Plaintiff, and the class of Fushi Copperweld, Inc. shareholders he seeks to represent, will result.

FURTHER YOUR AFFIANT SAYETH NAUGHT.

Dated this 15th day of November, 2012.

[signature]
Andrew R. Muehlbauer, Esq., Affiant

SUBSCRIBED TO AND SWORN TO
BEFORE ME THIS ______ DAY OF
NOVEMBER, 2012

______________________________
NOTARY IN AND FOR CLARK
COUNTY, NEVADA

## MEMORANDUM OF POINTS AND AUTHORITIES

## TABLE OF CONTENTS

## TABLE OF AUTHORITIES

**STATUTES AND RULES**

## INTRODUCTION

Plaintiff, as a shareholder of Defendant Fushi Copperweld, Inc. ("Fushi" or the "Company") will, together with all other public Fushi shareholders, stands to suffer irreparable harm due to the proposed going private transaction (the "Proposed Transaction") between Fushi and the Fu Group (defined below). The shareholder vote to determine whether to approve the Proposed Transaction, as fully described herein, is scheduled to occur on December 11, 2012.

The $9.50 per share price offered by the Fu Group to Fushi's unaffiliated shareholders for their Company shares (the "Offer Price") is inadequate consideration and, thus, unfair. As Bank of America, Merrill Lynch ("BAML")—the financial advisor to the Special Committee of Fushi's Board of Directors (the "Special Committee")—found, a discounted cash flow analysis based on the Company's projections would value the Company between $12 to $15 per share, while a discounted cash flow analysis based on more appropriate projections would yield a valuation between $13 to $15 per share. Faced with a valuation well above the Offer Price, BAML presented the Special Committee (and the shareholders) with an analysis from an alternate reality, where the Company would distribute all of the cash it generates in China and elsewhere to its United States holding company to be distributed as a dividend to shareholders. This distribution hypothetically would be subject to repatriation taxes of 35%, and would magically provide a value that makes the Offer Price appear reasonable. However, the Company has publicly stated that it has absolutely no intention of ever distributing its cash to the United States, and the Special Committee and its advisors concur. Thus, the 35% repatriation tax scenario is materially misleading. Furthermore, in attempting to justify the unfair Offer Price, the Special Committee adopted a set of projections incorporating hypothetical future investments that, if implemented, would cause the Company to ***lose*** roughly $100 million over time. Finally, BAML's attempts to justify the Offer Price by comparing the Company's performance to a set of "similar" companies are based on unreliable comparisons, and do not provide appropriate valuations.

The unfair Offer Price is the result of the fact that, as the largest shareholder, Co-CEO, Chairman, and founder of the Company, Li Fu ("Fu") controls the Company and its future. Over two years ago, he offered to purchase the outstanding shares of the Company for $11.50 per share.

The Company then established the Special Committee to negotiate a higher price from Fu, which utterly failed in its task—it let the Fu Group blow past deadline after deadline, allowed the Fu Group to disregard its instructions regarding coordination with other bidders, and failed to adequately evaluate other strategic options. The Special Committee's negotiating efforts resulted in a stunning ***$2.00 per share decline*** in the Offer Price from Fu, to the current $9.50 per share.

To make matters worse, the disclosures in the proxy statement provided to Fushi shareholders on October 19, 2012 (the "Proxy") are inadequate and in violation of Defendants' fiduciary duties owed to Fushi shareholders. For example, while they provide shareholders with information about the projections provided to the Special Committee that forecast performance through 2015, they fail to provide the projections that management prepared in the regular course of business through 2016. The Proxy also fails to inform the shareholders that Fu himself provided the basis for the projections that included the results from investments in a new facility in Yixing, Jingsau (the "Yixing Facility"). Moreover, by presenting the discounted cash flow analysis that presumed massive repatriation taxes on the same footing as BAML's other analyses, the Proxy fails to inform the shareholders that this repatriation scenario is really an "extreme case," with no basis in reality. Finally, the Proxy fails to inform shareholders that BAML renegotiated an increase in its agreed-to, highly-contingent fee, even while the shareholders received a decrease in the Offer Price.

If the Company's shareholders approve the Proposed Transaction on the basis of the deficient Proxy and for a price that is at a discount to the Company's true value, the aggrieved shareholders will have no recourse at law or equity. Although currently incorporated in Nevada, the vast majority of the Company's assets are in China, and upon consummation of the Proposed Transaction there will be very few assets remaining from which Plaintiff or the class of Fushi's public shareholders he seeks to represent (the "Class") might recover. Thus, once suffered, Plaintiff's and the Class's harm will be irreparable. For these reasons and those detailed below, Plaintiff respectfully requests that the Court enjoin Defendants from proceeding with the vote or the Proposed Transaction.

## STATEMENT OF FACTS

Fushi is a China-based manufacturer, marketer and distributor of bimetallic conductors, wires that are used in electrical and telecommunications infrastructure. ¶43.[1] Fushi is incorporated in Nevada. ¶20.

As early as 2010, as a result of expanded, more-efficient manufacturing facilities, Fushi has reported consistently rising revenues. ¶49. Notwithstanding that success, Fushi's common stock has failed to reflect the true value of the Company. ¶66. Several macroeconomic factors have served to depress the price/earnings ratios of U.S. exchange traded, China-based companies such as Fushi. *Id.*

On November 3, 2010, taking advantage of these macroeconomic conditions, Li Fu ("Fu") founder, Chairman of the Board and Chief Executive Officer of Fushi, announced to the Board of Directors of Fushi (the "Board") details of a "going private" proposal (the "Proposal") he had sent to the Board. *See* Ex. 8, FUSHIGP0000001. Fu informed the Board that he and Abax Global Capital (Hong Kong) Limited ("Abax" and, together with Fu, the "Fu Group"), were proposing a "going private" acquisition of the Company at a price of $11.50 per share. *See id.* At the same time, Fu informed the Board that he had 1) entered into a Consortium Agreement with Abax Global Capital which committed him to work with Abax exclusively for up to nine months to achieve the transaction, 2) that the Fu Group had engaged lawyers for the "transaction," and 3) that they were in the process of engaging an investment bank to act as their financial and placing advisor to assist in "executing the transaction." *See id.* at FUSHIGP0000001-2.

Fu also announced to the Board that he had sought the advice and counsel of Defendant Longever, Co-CEO of the Company and Defendant Wang, President of the Company, prior to bringing the Proposal to the Board's attention despite them not being a part of the consortium. *Id.* at FUSHIGP0000002. In response to the Proposal, the Fushi Board appointed three of its purportedly independent members to a "Special Committee" it had formed to "review and

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[1] References to the Second Amended Shareholder Class Action Complaint ("Complaint"), filed with the Court on August 23, 2012, are designated "¶__." The Complaint is attached as Exhibit __ to the Affidavit of Patricia I. Avery in Support of Plaintiff's Motion for Preliminary Injunction on Order Shortening Time ("Avery Aff." or "Avery Affidavit"). All references to "Ex. __" are to exhibits attached to the Avery Affidavit.

evaluate" the Proposal. *Id.* at FUSHIGP0000003. The appointed members of the Special Committee included Defendant Perkowski, Defendant Raeburn and Defendant Feng Bai. *Id.* The Board designated to the Special Committee the authority to consider, negotiate and make recommendations to the Board at large regarding the Proposal, and to do the same for any alternative unsolicited proposals that might come from third parties, as well as to seek out alternatives to the Proposal. *Id.* at FUSHIGP0000003-4.

Additionally, on November 3, 2010, Fu was issued a letter from Deutsche Bank, stating Deutsche Bank's preliminary indication of interest to potentially provide debt financing for any deal stemming from the Proposal. The letter included a "highly confident" rating that the financing could be done subject to satisfaction of the terms. Ex. 2, Proxy at 20. The Proposal indicated that the Fu Group intended to finance the transaction with a combination of debt and equity. *Id.*

Analyst reaction to the Proposal was unequivocally negative. ¶¶71-72. Analysts reminded shareholders that the stock had recently traded at $12-$13 per share and reiterated near term share price projections of $13-$15 per share. *Id.* As analysts were disapproving of the proposed $11.50 consideration, the Special Committee sat on its hands, not only failing to designate a financial advisor until January 4, 2011, Ex. 9, FUSHI_SC00000005, but also to discuss possible alternatives to the Proposal until May 5, 2011, Ex. 2, Proxy at 12.

Immediately, the Special Committee recognized serious issues relating to the Fu Group's Proposal, yet took no action. For example, as early as November 23, 2010, the Special Committee was seeking an audience with the Fu Group to discuss the Proposal and request a revised bid, but there was no response. *See* Ex. 8, FUSHI_SC00000001 at 4. Likewise, on January 4, 2011, the Special Committee requested a formal written revised proposal from Fu—a revision that did not arrive until November, ***eleven months*** later. *See* Ex. 9, FUSHI_SC00000005; Ex. 2, Proxy at 16.

On April 4, 2011, the Special Committee met with its representatives to discuss the status of the due diligence process that the Fu Group was conducting. *Id.* at 23. It was reported that the due diligence was delayed due, in part, to the impact of the delays the Company was experiencing

in filing its SEC Form 10-K. *Id.*[2] The Special Committee allowed the Fu Group to drag its feet by failing to complete its due diligence until August 24, 2011, notwithstanding that the Special Committee had imposed a deadline for the Fu Group to submit a revised offer by June 28, 2011. *Id.* at 23. By October 31, 2011, the Fu Group had failed to present a firm and final offer. While the Special Committee transmitted a letter expressing its disappointment to the Fu Group, it afforded Fu and Abax until mid-November to submit a final binding proposal. Ex. 26, FUSHI_SC00001308-11.

On May 5, 2011 the Special Committee was presented with its financial advisor's preliminary financial analysis. Ex. 2, Proxy at 12. BAML's preliminary financial analysis showed that the Company's projected future earnings could be worth $12.98 to $15.31 per share, according to a discounted cash flow analysis it had prepared. Ex. 19, FUSHI_SC00001069 at 92.

In the meantime, the Company's stock price had fallen to $4.53 per share as a direct result of market skepticism about whether a deal was going to get done. Perkowski Depo. Tr. at 105:1-7.[3] The Special Committee had its doubts that a deal with the Fu Group would get done as well. *Id.* at 105:8-:13. However, despite its concern, the Special Committee refused to enter into discussions with third parties.

On May 25, 2011, the Special Committee engaged their advisors to discuss a pre-merger agreement market check. While many types of transactions were discussed, the Special Committee only permitted its advisors to approach "strategic" partners, but no "financial" buyers. *See* Ex. 2, Proxy at 12. Ultimately, the Special Committee refused to think in terms that were anything other than what Fu, the Company's controlling shareholder, wanted. For example, when a third party private equity firm, TPG (a financial buyer), approached the Special Committee regarding an unsolicited proposal with a price range of between $8 and $9 dollars, a proposal that would have required no financing and could have resulted in a counter-offer closer to the Fu Group's initial Proposal, the Special Committee issued a no questions asked, blanket "no."

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[2] The Company announced the expected delay in filing its Form 10-K on March 24, 2011; the filing occurred on April 4, 2011, just eleven days later. *Id.* at 12.

[3] The transcript of the deposition of John Francis Perkowski taken on October 22, 2012 is attached as Ex. 3. All references to the "Perkowski Depo. Tr." are to this transcript.

Perkowski Depo. Tr. at 106:18-107:12; 108:9-16.

Yet another signal that Fu was in full control of the process, manifested itself when the Special Committee learned, despite their firm instruction to Fu not to engage with TPG, that he had gone behind their backs and talked to TPG. Perkowski Depo. Tr. at 153:19-154:9. Nevertheless, the Special Committee failed to take any action against Fu for his blatant disregard of its instructions. Perkowski Depo. Tr. at 190:3-:24; 202:6-:21; 232:5-233:5.

Similarly, on June 14, 2011, Defendant Perkowski met with Defendants Fu and Yang, and at this meeting, the Special Committee learned for the first time that the Fu Group had been forced to seek out a new source of financing. Perkowski Depo. Tr. at 123:19-:25. Despite the Special Committee having learned this information on June 14, the Proxy clearly states that the Fu Group had already approached the China Development Bank Corporation ("CDB") in May of that year, but never bothered to inform the Special Committee or its advisors of this fact. Ex. 2, Proxy at 13.

Finally, on November 17, 2011, the Fu Group submitted another proposal, this time for $9.25 per share ("Revised Proposal"). The Fu Group justified the substantially reduced per share consideration by reference to weaker than projected earnings for 2010 and 2011 and certain macro-economic trends. *Id.* at 16. In addition, the Fu Group complained of $129 million in costs related to unwinding its status as a variable interest entity ("VIE"). *Id.* Inexplicably, whereas, the Special Committee treated the TPG initial proposal of $8 to $9 per share as an opportunistic offer to be scoffed at, suddenly, with the substantially similar Fu Revised Proposal, the Special Committee took it seriously by asking for further analysis based on revised projections. *Id.* On December 28, 2011, the Fu Group submitted a final revision to its Revised Proposal to acquire the outstanding shares of Fushi, raising its offer price from $9.25 per share to $9.50 per share. *Id.* at 17.

Moreover, the poor quality of the due diligence it performed compounded the Special Committee's ham-handed handling of the sales process. For example, no indication exists that the Special Committee endeavored to eliminate any potential conflicts in the creation of management's projections on which the financial analysis of the Proposed Transaction's financial fairness to Fushi's public shareholders was based. Perkowski Depo. Tr. at 179:3-:10, 178:25-79:10. Rather, the Special Committee relied on members of management who were clearly

conflicted by their allegiance to the Fu Group, as well as Fu himself, to prepare the projections, as detailed below. *Id.*

Because of this feckless and faithless process, the Special Committee failed to maximize the price shareholders will receive.

The initial Proposal came at a time when Fushi's share price was depressed because of the economic downturn. *See, e.g.*, Ex. 1, 2011 10-K at 27 ("continued uncertainty in macroeconomic conditions and difficult operating environments in several of the regions we serve"). Over the two years since the initial Proposal in November 2010, the Company has been increasing its cash position, hoarding cash rather than investing in growth, from $60.6 million in December 31, 2009, to $200.5 million as of December 31, 2011. Ex. 1, 2011 10-K at 36. Fushi's book value per share is $10.59 per share, well above the price offered by the Fu Group. *Id.*

On June 26, 2012, the Special Committee received BAML's opinion that the Offer Price of $9.50 per share was fair to the public shareholders and recommended that the Board approve the Agreement and Plan of Merger. Ex. 2, Proxy at 20. That same day, the Board—with Fu, Longever, and Wang abstaining due to their apparent conflicts—approved the Merger Agreement and related documents. *Id.* On August 13, 2012, the Company filed its preliminary proxy with the SEC recommending that shareholders approve the Proposed Transaction. After Plaintiff filed the Complaint on August 23, 2012, the Company filed several amendments to the preliminary proxy, which addressed several (but far from all) of the disclosure deficiencies identified in the Complaint. The Company filed the definitive Proxy statement with the SEC on October 19, 2012, setting the shareholder meeting to vote on the Proposed Transaction for December 11, 2012. Ex. 2, Proxy at Letter to Shareholders.

## ARGUMENT

### I. Standard For Preliminary Injunction

In Nevada, the decision to grant a preliminary injunction is within the sound discretion of the trial court. *Dangberg Holdings Nev., L.L.C.* v. *Douglas County,* 115 Nev. 129, 142-43, 978 P.2d 3ll, 319-20 (1999) (affirming district court issuance of preliminary injunction). The purpose of a preliminary injunction under Nev. R. Civ. P. 65 is to preserve the status quo pending court

determination. *All Minerals Corp.* v. *Kunkle,* 105 Nev. 835, 836, 784 P.2d 2, 4 (1989). An injunction to maintain the status quo is proper if "injury to the moving party will be immediate, certain, and great if it is denied, while the loss or inconvenience to the opposing party will be comparatively small and insignificant if it is granted." *Dangberg,* 115 Nev. at 146 (quoting *Rhodes Mining Co.* v. *Belleville Placer Mining Co.,* 32 Nev. 230, 239, 106 P. 561, 563 (1910)).

Injunctive relief is particularly appropriate in the context of a challenge to a merger. Indeed, not long ago, the Nevada Supreme Court reaffirmed its position that "[c]laims challenging the validity of a merger should be asserted before the completion of the merger. This is accomplished by bringing an action to enjoin the merger." *Cohen v. Mirage Resorts, Inc.*, 119 Nev. 1, 14, 62 P.3d 720, 729 (2003) (citations omitted). Here, Plaintiff seeks to protect his rights, and the rights of every non-affiliated Fushi public shareholder, to exercise their franchise with all relevant information at their disposal to enable them to make a fully informed, knowledgeable decision concerning their vote on the Proposed Transaction. Further, injunctive relief is particularly appropriate here where the Company and virtually all of its assets are located in China. Absent a preliminary injunction, the Court will be unable to secure adequate relief for the Class (defined below). Following the close of the Proposed Transaction, Plaintiff would be left in a situation unable to enforce a judgment in China, where the Company and all of the individual Defendants admit that "the legal environment in the PRC is not as developed as in the U.S. and uncertainties in the Chinese legal system could limit [a party's] ability to enforce [claims]." Ex. 1, Form 10-K filed March 15, 2012 (the "2011 10-K"), at 16.

In determining whether a preliminary injunction should be granted, two factors are relevant: (1) is there a reasonable probability that the plaintiff will prevail on the merits; and (2) is the plaintiff likely to suffer greater injury from a denial of the injunction than the defendants are likely to suffer from its grant. *Dangberg,* 115 Nev. at 146, 978 P.2d at 322; NRS 33.010.

## II. Plaintiff Has Shown A "Reasonable Probability" Of Success On The Merits Of His Fiduciary Duty Claims

To establish entitlement on the merits for a preliminary injunction, Plaintiff needs only to assert a viable claim that Defendants have breached their fiduciary duties owed to Plaintiff and the

Class by employing an unfair process and accepting an unfair price, and by failing to provide shareholders all material information they need to make a fully informed vote in connection with the Proposed Transaction. *Cohen,* 119 Nev. at 11-14, 62 P.3d at 727-29. Where a plaintiff establishes a viable claim of breach of fiduciary duty, he is entitled to injunctive relief. *Id.*

The record here establishes a reasonable probability that Fu and the Board breached their fiduciary duties by failing to employ a sales process designed to maximize the value of Fushi's common stock in a sale of the Company, by agreeing to an unfair price as considerations for their Fushi shares, and by failing to ensure that all material information concerning the Proposed Transaction has been disclosed to Fushi's public shareholders who must now decide whether to vote in favor of the Proposed Transaction.

**A. The Proposed Transaction Is Subject To The Entire Fairness Standard Of Review**

Nevada courts rigorously scrutinize transactions involving dominating and/or controlling shareholders where the controlling shareholder has a conflict of interest. *Cohen*, 119 Nev. at 17-18. As an initial matter, even though he does not own a majority of Fushi's outstanding common shares, Defendant Fu is a controlling shareholder of Fushi.[4] Because he is, this Court will apply the entire fairness standard and the burden shifts to Defendants to prove that the Proposed Transaction is entirely fair to Plaintiff and the Class. *Kahn v. Lynch Commc'n Sys., Inc.,* 669 A.2d 79, 84 (Del. 1995) (A controlling or dominating shareholder standing on both sides of a transaction, bears the burden of proving the entire fairness of the transaction.).[5]

A stockholder is deemed controlling where he: 1) owns a majority of the stock; or 2) exercises "actual domination and control in directing the corporation's business affairs." *In re Sea-Land Corp. S'holders Litig.,* No. 8453, 1988 Del. Ch. LEXIS 65, at *8 (Del. Ch. May 13, 1988) (citations omitted). Fu is a controlling shareholder because he exercised actual control over Fushi's business affairs. Control—and the concomitant, heightened legal duties—exist where a

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4 Fu owns 28.9% of Fushi's common stock.

5 Nevada courts look to Delaware and New York as persuasive precedent. *Cohen,* 119 Nev. at 10 n.10, 62 P.3d at 727.

shareholder has dictated the destiny of the corporation. *In re Tri-Star Pictures, Inc., Litig.*, 634 A.2d 319, 328 (Del. 1993). More specifically, a shareholder who "possesses a combination of stock voting power and managerial authority that enables him to control the corporation if he so wishes," is a controlling shareholder. *In re Loral Space and Commc'ns Inc. Consol. Litig.*, 2008 Del. Ch. LEXIS 136, at *72 (Del. Ch. Sept. 19, 2008) (citing *In re Cysive S'holders Litig.*,836 A.2d 531, 553 (Del. Ch. 2003)).

In its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 ("2011 10-K"), Defendants conceded Fu's control. They stated that Fu is the founder, CEO and Chairman of Fushi's Board of Directors, beneficially owning 28.9% of Fushi's outstanding common stock. Ex. 1, 2011 10-K at 26. The 2011 10-K continues that Defendant "Fu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions." *Id.* The 2011 10-K concludes that Fu may take decisions or take actions "***even if they are opposed by our other shareholders***." *Id.* (emphasis added). As a consequence, the 2011 10-K continues, Fu's "concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our stock." *Id.*

More, through his ownership of an overwhelming majority of Dalian Fushi Bimetallic Manufacturing Co., Ltd. ("Dalian Fushi"), Fu controls the assets of Fushi's largest subsidiary—a fact which is not adequately disclosed to shareholders in the Proxy. Fu is majority owner of Dalian Fushi owning approximately 87.7% of Dalian Fushi's common stock through his ownership of Dalian Fushi Enterprise Group Co, Ltd. ¶31. In turn, Dalian Fushi is a Variable Interest Entity ("VIE"), which contracts with Fushi for long-term land use rights in Dalian, as well as title to an office building also located in Dalian. Ex. 1, 2011 10-K at 22. In the event that the Company's contractual arrangements with Dalian Fushi are terminated, cancelled or rendered unenforceable under Chinese law, Defendant Fu would retain control over the crown jewel of the Company, accounting for approximately 80% of the Company's revenues in 2011, *id.*, "materially and adversely" affecting the Company's financial condition and results of operation. *Id.* at 16.

Fu's control of Dalian Fushi is further indicia that Fu exercises influence and control over the Company.

Beyond Defendants' own pronouncements about Fu's control, however, other facts confirm that Fu controls Fushi. For example, at one point when the Company required a substantial influx of cash in order to meet Chinese registered capital requirements for the newly established wholly owned foreign subsidiary, Fushi International JiangSu, Fu provided a $23 million interest-free loan. Anderson Depo. Tr. at 51:20-52:9[6]; *see also* Ex. 1, 2011 10-K at F-8 (indicating that in 2010, Defendant Fu lent Fushi $23 million in an interest-free loan which the Company repaid in 2010 and in 2011, Defendant Fu lent Fushi another $2 million, interest free, which the Company had not repaid by year's end, 2011). The Company, thus, has been beholden to Fu for financial support (i.e., as a creditor).

Moreover, Fu is the most senior member of Fushi's management and is engaged in all aspects of the Company's operations on a day-to-day basis. *See* Anderson Depo. Tr. at 9:14-:20. Fu also weighs in on, and is closely involved with, the Company's long range projections and strategic planning. *Id.* at 43:10-44:17; 102:2-5.

Additionally, Defendant Fu manipulated the "Board's deliberative process" illicitly, further supporting this Court's applying the entire fairness standard. *Mills Acquisition Co. v. Macmillan, Inc.,* 559 A.2d 1261, 1279 (Del. 1988) (entire fairness applies if there has been an "illicit manipulation of a board's deliberative processes by self-interested corporate fiduciaries"). Defendant Fu manipulated the negotiations surrounding the Proposed Transaction, subtly deceiving the Special Committee for his own gain. Fu effectively tied the hands of the Special Committee and the Board, deliberately delaying the negotiations by continually flouting deadlines and restrictions the Special Committee set. Perkowski Depo. Tr. at 150:16-18, 120:12-25.

Perhaps most blatantly, Fu deliberately ignored explicit instruction from the Special Committee not to discuss the proposal with an interested third party, TPG. Perkowski Depo. Tr. at 135:16-:18, 153:19-154:11. By withholding information, deliberately ignoring the Special

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[6] The transcript of the deposition of Nathan John Anderson taken on October 20, 2012 is attached as Ex. 5. All references to the "Anderson Depo. Tr." are to this transcript.

Committee's instructions, and avoiding all attempts by the Special Committee to ensure that they had equal bargaining power with Fu, Fu undermined the Board's and Special Committee's ability to affect how the negotiations unfolded.[7] Furthermore, the Fu Group effectively withheld financing information and developments from the Special Committee. Perkowski Depo. Tr. at 123:16-25. Fu further manipulated the sale process by creating forecasts of the Company's future value. Unbeknownst to them that Fu had created the sales volume, the Special Committee and its advisors unknowingly relied upon them in evaluating the fairness of the Proposed Transaction. *See infra* at II.C.2; Anderson Depo. Tr. at 47:7-9, 89:3-15, 90:14-20.

Fu's dominance over the Company, coupled with his conflict of interest in the Proposed Transaction, i.e., he wants to buy the Company as cheaply as possible while the public shareholders want to sell the Company for the highest price possible, and his undermining of the Special Committee's negotiation position made him "sufficiently conflicted at the time he negotiated the sale that he would rationally agree to a lower sale price to secure a greater profit" for himself. *In re LNR Prop. Corp. S'holders Litig.*, 896 A.2d 169, 177-178 (Del. Ch. 2005) (footnote omitted) ("when the fiduciary charged with protecting the minority in a sale of the company does not have an undivided interest to extract the highest value for the shareholders," entire fairness review is warranted). Because Fu stands on both sides of the Proposed Transaction and he is a controlling shareholder, the entire fairness standard applies and Defendants bear the burden of proving the Proposed Transaction is entirely fair to Fushi's public shareholders in terms of both process and price.

**B. The Proposed Transaction Is Not Entirely Fair**

Because the entire fairness standard of review applies, this Court must ultimately determine whether the Proposed Transaction was the product of fair or unfair dealing and/or yielded a fair or unfair price for Fushi's public shareholders. *Cohen*, 119 Nev. at 12, 62 P.3d at 727; *Weinberger v. UOP,* 457 A.2d 701, 711 (Del. 1983). Based on the record evidence, the

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[7] *See Kahn v. Tremont Corp.,* 694 A.2d 422, 429 (Del. 1997) ("the committee must function in a manner which indicates that the controlling shareholder did not dictate the terms of the transaction and that the committee exercised real bargaining power") (citations omitted).

Court must find the Proposed Transaction does not pass muster under the entire fairness standard of review.

Entire fairness has two components. They are (i) fair dealing in negotiating and executing the Proposed Transaction; and (ii) fair price in exchange for the shares Plaintiff and the Class currently own. *Cohen,* 119 Nev. at 12, 62 P.3d at 727. "Both involve corporate directors' general duties to make independent, fully informed decisions when recommending a merger and to fully disclose material information to the shareholders before a vote is taken on a proposed merger." *Id.* (citing *Weinberger*, 457 A.2d at 710-711).

The element of fair dealing highlights the "conduct of corporate fiduciaries in effecting a transaction," as well as "the duty of candor owed by . . . fiduciaries to disclose all material information relevant to corporate decisions from which they may derive a personal benefit." *Mills Acquisition Co.*, 559 A.2d at 1280. Fair price, on the other hand, focuses on the mandate to obtain the highest value for shareholders. *Weinberger*, 457 A.2d at 711. As set forth below, it is substantially likely that Plaintiff will prove that Defendants dealt unfairly and secured an unfair price in exchange for the common stock of Plaintiff and the Class.

**1. The Proposed Transaction Drastically Undervalues The Company, And Does Not Provide The Public Shareholders With An Entirely Fair Price**

As a result of Defendants' failure to engage in an entirely fair process, as detailed below, the Proposed Transaction will squeeze out the unaffiliated shareholders at the unfair price of only $9.50 per share, far less than BAML's own analyses prove.

First, the fair value of the Company's public shares is substantially higher than $9.50. BAML's own discounted cash flow analysis ("DCF") shows that the Company is worth—***at a minimum***—$12.07 per share. Furthermore, conducting a DCF analysis using an appropriate set of projections shows that the value for the Company's public shares is between $13.01 and $15.14 per share.

Second, Defendants justify a substantially lower value based on potential repatriation frictions (i.e., additional taxes for repatriating Fushi's cash to the United States), while in the 2011 10-K they swear that the Company will not repatriate its cash. Thus, the fictional 35% tax on top of the taxes paid in the PRC represents a non-existent and improbable "extreme case." In fact,

none of BAML's eleven prior presentations to the Special Committee over the nearly two-year process suggested that the DCF should be reduced by 35% for these repatriation frictions until the final June 26, 2012 presentation opining on the "fairness" of the Proposed Transaction. The inclusion of this last-minute value-reducing new assumption is highly suspicious in light of the fact that it virtually ensured BAML the lion's share of its fee, which is largely contingent on the Proposed Transaction closing. Without the repatriation friction fiction, BAML and, in turn, the Special Committee would be hard pressed to recommend the Proposed Transaction as fair from a financial point of view.

Third, the Special Committee presumed that the Company would pursue an "Investment Case" business plan. This Investment Case is irrational from a bottom-line perspective, and, tellingly, the Company still has not even begun the $60 million investment anticipated by the plan for calendar year 2012. Accepting the Investment Case thereby reduces the valuation of the Company.

Fourth, the other valuations performed by BAML rely on inadequate market-based comparisons, and do not indicate a reliable value for the Company.

**(a) The Fair Value Of The Company's Shares Is Well In Excess Of $9.50 Per Share**

As financial advisor to the Special Committee, BAML supported its fairness opinion with a presentation outlining its conclusion that the Offer Price is fair to the unaffiliated shareholders of the Company (the "Fairness Presentation," attached as Ex. 99.C2 to the Schedule 13E-3 filed August 14, 2012), which was also summarized in the Proxy. BAML presented several methods of valuing the Company's shares, including two versions of a DCF: one that was based on the Unlevered Free Cash Flows (the "UFCF") derived from the Investment Case[8] prepared for the Special Committee (the "Regular DCF"), and another that assumed that these same UFCF figures would be subject to an additional 35% repatriation penalty assuming Fushi transferred all of the Company's cash from the PRC to its United States holding company (the "Repatriation DCF").

[8] As discussed below, the Investment Case prepared by management does not add value to the Company, and actually decreases the enterprise value by roughly $100 million. *See infra* Section II.B.C.

Ex. 12, Fairness Presentation at 20, 24, 25.[9] *See* Affidavit of Matthew R. Morris dated November 14, 2012 ("Morris Aff."), ¶10 (discussing DCF analyses generally).

The Regular DCF provides a range of values based on the input of two variables: the discount rate, which ranged from 12% to 14%, and the estimated perpetuity growth rate, which ranged from 1.0% to 2.0%. Ex. 12, Fairness Presentation at 24. The resulting equity value per share ranges from $12.07 to $15.12—a range that is 27% to 59% higher than the $9.50 per share Offer Price. *Id.* Under BAML's Regular DCF, therefore no plausible argument exists that $9.50 per share is a fair valuation for the Company. In fact, all of BAML's prior similar DCF analyses presented to the Special Committee were consistently well above the $9.50 per share Offer Price. *See* Ex. 19, FUSHI_SC00001069 at FUSHI_SC00001092; Ex. 13, FUSHI_SC00001154 at FUSHI_SC00001180; Ex. 16, FUSHI_SC00001207 at FUSHI_SC00001234; *see also* Morris Aff., ¶21.

Furthermore, a properly-performed DCF analysis using the most-appropriate projections for the Company would yield values ranging from $13.01 to $15.14 per share. *See* Morris Aff., ¶¶9-20.

Apparently obsessed with accepting any price above the market price at the time, the Special Committee and its advisors required a means of depressing Fushi's UFCF in order to bring the Offer Price into a range of "fairness." As Plaintiff demonstrates below, BAML and the Special Committee came up with several ways to artificially depress both Fushi's UFCF and BAML's DCF valuation range. First, they used distorted financial projections. However, even so, BAML's fairness range was still far above the $9.50 Offer Price. To justify the unjustifiable, therefore, the Special Committee and BAML manipulated BAML's DCF analysis further by subjecting it to an inapplicable repatriation tax. This manipulation was a wholly improper, *post hoc* justification for

[9] Courts have found the discounted cash flow analysis, driven by management financial projections, to be the most reliable indicator of value of a company's stock on the date of a merger transaction. *See, e.g., In re Toys "R" Us, Inc.*, 877 A.2d 975, 1013 (Del. Ch. 2005) ("a DCF model . . . is the model most consistent with what the Company's stockholders would receive in an appraisal"); *ONTI, Inc. v. Integra Bank*, 751 A.2d 904, 925 (Del. Ch. 1999) ("this court favors the discounted cash flow approach").

the $9.50 Offer Price.

### (b) The Repatriation Friction Fiction

The Special Committee tried to undermine the obviously higher valuation based on the Regular DCF by presenting the Repatriation DCF, which illegitimately assumes that Fushi would repatriate all of its cash to the United States—every last dollar—which would then be distributed to the public shareholders as a dividend, and thus subject to an additional 35% repatriation penalty by the United States government. This so-called "repatriation friction," however, is illusory.[10]

In creating the Repatriation DCF, BAML applied the same discount rate ranges and perpetuity growth rate to the same Investment Case projections as it did to the Regular DCF. In addition, however, it applied a 35% repatriation penalty against all of Fushi's UFCF. BAML was thereby able to reduce the resulting range of values to only $7.85 to $9.83. Ex. 12, Fairness Presentation at 25.

To justify such a low valuation range and allow the Special Committee to claim that the Offer Price was fair, the Proxy suggests that the Special Committee believed that the Repatriation DCF reflected the more-likely scenario, stating that laws and regulations applicable "if the Company were to repatriate the funds held by its foreign subsidiaries" made it highly likely that Fushi would pay "repatriation costs" on distributions "if the Company were to repatriate the funds held by its foreign subsidiaries." Ex. 2, Proxy at 21 (emphasis added).[11]

Defendants, themselves, however, directly and publicly contradicted this statement. As the Company discussed in the 2011 10-K—a document which all of the individual Defendants signed—the Company had a "plan of indefinitely reinvesting our earnings in our PRC business," in stark contrast to repatriating all of its earnings in its PRC business to the U.S. Ex. 1, 2011 10-K at 32. Because Fushi had no intention of ever repatriating any monies to the U.S., Defendants concluded, therefore, that Fushi did "not provide[] for deferred income tax liabilities on

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[10] It is important to note that these potential repatriation frictions would not apply to the payment that shareholders would receive in the event that the Proposed Transaction is approved. As the Proxy explains, such a payment would be subject to withholding for U.S. holders and potentially subject to U.S. federal income tax liability, Ex. 2, Proxy at 56, just like any other cash buyout transaction involving U.S. entities.

[11] Notably, this paragraph was not included in the original preliminary versions of the Proxy.

undistributed earnings of $268.5 million and $210.6 million as of December 31, 2011 and December 31, 2010, respectively." *Id.* Elsewhere in the 2011 10-K, Defendants reinforce that conclusion, stating, "***our PRC subsidiaries have never paid dividends to our non-PRC subsidiaries and parent company and we plan to reinvest our PRC earnings indefinitely***." *Id.* at 17.[12]

Both the Special Committee and BAML acknowledged Fushi's plan to indefinitely reinvest cash abroad because of the difficulties involved in distributing money from the PRC to the USA. Perkowski confirmed that the Special Committee thought it would be a "big issue" to receive the required approval from the PRC foreign exchange authorities to remit ***any*** money from China to the United States. Perkowski Depo. Tr. at 223:14-224:5. Not only was payment of cash from China difficult, but BAML's representative, Christopher Shoemaker, acknowledges that he was unaware of any plans for Fushi to distribute the money from China; in fact, the Company has "no reason to because they need that money to run the company." Shoemaker Depo. Tr. at 154:6-:17.[13] Thus, neither the Special Committee, nor its advisors could have believed, at any time, that Fushi's UFCF would be subject to any repatriation penalty.

The timing of BAML's introduction of the Repatriation DCF belies its relevance. Indeed, in two years and numerous presentations calculating Fushi's value, BAML never included a Repatriation DCF or ever indicated that this valuation approach was appropriate for Fushi. Only in its Fairness Presentation does BAML manufacture the Repatriation DCF. The Repatriation DCF is therefore a last-minute analysis that BAML intended to justify an otherwise unjustifiable merger consideration.

Finally, as Shoemaker makes clear, the Repatriation DCF is really an "extreme case" that was included to show shareholders what might happen to their investment in the Company *if* Fushi ever distributed cash from the PRC to the United States. Shoemaker Depo. Tr. at 160:8-162:20,

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[12] Even after Defendants issued the Proxy, including BAML's June 26, 2012 Fairness Presentation, the Company's most-recent Quarterly Report on Form 10-Q, for the quarter ended September 30, 2012, filed with the SEC on November 9, 2012, confirms Fushi's plans to "permanently reinvest[] in the PRC" its cash balance. Ex. 7, Form 10-Q at 22.

[13] The transcript of the deposition of Christopher Shoemaker taken on October 22, 2012 is attached as Ex. 5. All references to the "Shoemaker Depo. Tr." are to this transcript.

167:17-168:12. This contradicts BAML's disclaimers in the Proxy that its analyses value Fushi as a "standalone entity." Ex. 2, Proxy at 25; *see In re Emerging Commc'ns S'holders Litig.*, C.A. No. 16415, 2004 Del. Ch. LEXIS 70, at *56-58 (Del. Ch. May 3, 2004) (rejecting financial analyst's groundless application of his own personal judgment regarding the company's future actions).

Even if repatriation frictions were to apply, BAML's analysis represents an overly simplistic and extreme situation. BAML presumes that ***all*** of the UFCF amounts would be transferred to the United States holding company and subject to a repatriation penalty. Shoemaker Depo Tr. 155:21. This is in spite of the fact that the Repatriation DCF included cash generated in the United States by Fushi's American subsidiary, Copperweld, which would already be in the *patria*. *Id.* at 155:22-156:25. Furthermore, Shoemaker concedes that a DCF method of analysis is not intended to consider distribution-related taxes, stating "[the DCF] actually just comes up with a value of this cash flow. It does not take into account where that cash or those operations would reside." Shoemaker Depo. Tr. at 78:11-:21.

Even if the Company's UFCF were to be repatriated to the U.S. holding Company and distributed to the public shareholders as a dividend, it is clear that the most-likely effective repatriation penalty rate would be substantially less than the 35% rate assumed by BAML in its Repatriation DCF. According to the 2011 10-K, "Fushi and its subsidiaries . . . file U.S. federal income tax returns on a consolidated basis at a tax rate of 34%." Ex. 1, 2011 10-K at F-23. In addition, Fushi's PRC subsidiaries filed income tax returns in the PRC, subject to the statutory income tax rate of 25%. *Id.* As noted by the Company, "[a]ny dividend distributions received from its PRC subsidiaries are subject to the U.S. federal income tax at 34%, ***less any applicable foreign tax credits***." *Id.* (emphasis added). The U.S. and China are parties to an Income Tax Convention, effective January 1, 1987 (the "Tax Treaty"), providing for the elimination of double taxation. That is, the Tax Treaty provides that tax credits will be provided for "a United States company owning at least 10 percent of the voting rights in a company which is a resident of China and from which the United States company receives dividends, the income tax paid to China by or on behalf of the distributing company with respect to the profits out of which the dividends are

paid." Ex. 20, Tax Treaty, Article 22, 2(b).[14] Shoemaker concedes this point too: "I'm not a tax lawyer. But what I would say is yeah, in general, there are certain treaties put in place to give credits, etc., for money that is repatriated." Shoemaker Depo. Tr. at 144:6-:10.

Accordingly, Fushi would pay the PRC tax authority 25% on income earned in the PRC. If that income were then repatriated to the U.S., the income is taxable in the U.S. at the rate of 34% (assuming no other deductions). However, because the Tax Treaty eliminates double taxation of foreign income at the corporate level, Fushi would be given a credit for the taxes paid to the PRC. Thus, ***at the very least***, the repatriated funds would receive a tax credit of 25%, equal to the statutory 25% income tax paid in the PRC, resulting in a repatriation penalty of approximately 9%. As a result, there is ***no*** scenario under which the 35% Repatriation Friction case would be applicable.

In fact, BAML has already conducted a "DCF Analysis Sensitivity" based on the potential 9% repatriation rate. *See* Ex. 12 at 21 (illustrating repatriation friction rates of 0%, 9%, and 35%, as well as certain assumptions underlying the Company's projected performance). Assuming that the same underlying projections are used as in the Regular DCF and Repatriation DCF, BAML's assumption of a 9% repatriation tax shows a midpoint valuation of $12.19 per share, well above

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[14] A recent research paper on repatriations provides a simple example of how the foreign earnings of a U.S. corporation are generally taxed:

> We start with a US firm that faces a marginal tax rate on domestic income of 35%. The firm has a wholly-owned foreign subsidiary in a country where the marginal corporate tax rate is 5%. If the firm earns $100 in the foreign subsidiary, it pays $5 to the foreign government. If it then repatriates the remaining $95 to the US, it owes US taxes on the foreign income. To calculate the US tax, the firm grosses its repatriated dividend up by one minus the foreign tax rate. Thus, the entire $100, the pre-foreign tax income, is taxable in the US at the marginal rate of 35%. The US tax liability is $35. To avoid double taxation of the foreign income at the corporate level, the US allows the firm to take a credit for the taxes paid to the foreign government. The credit cannot reduce the US tax liability on the foreign income below zero. . . . In our example, the net US tax liability on the foreign income is $30 if the firm repatriates the income today.

Petersen, Mitchell A. and Faulkender, Michael W., Investment and Capital Constraints: Repatriations Under the American Jobs Creation Act (April 29, 2012), available at SSRN: http://ssrn.com/abstract=1364207.

the $9.50 Offer Price.[15]

The Repatriation DCF represents a universe that the Defendants have stated in documents filed with the SEC and in sworn testimony does not exist and will never come about. Even if the Company did have plans to distribute cash to the United States from the PRC, it is highly unlikely that an incremental 35% income tax would apply after the Company has already paid the appropriate income taxes in the PRC. The only conclusion that can be drawn is that this is a last-minute effort to portray the Offer Price as reasonable or fair when it clearly is not.

**(c) The Board's Acceptance Of The Investment Case Projections Is Unsound**

Confronted with the DCF analyses that could not justify the then current Offer Price, and focused intently on saving a deal with the Fu Group at any price above the market price, the Special Committee had to find a way to materially manipulate the underlying projections.

When the Special Committee discussed management's updated projections at the November 23, 2011 meeting, they "pressed" Joe Longever, Co-CEO of the Company, to include a large cash investment to upgrade Fushi's Yixing Facility. Perkowski Depo. Tr. at 165:12-166:25.[16] In light of the Special Committee's direct instruction, management finagled the projections, including a $120 million investment in Yixing and the anticipated growth in sales volume from such investment (the "Investment Case"). Ex. 14, FUSHI_SC00001195 at FUSHI_SC00001199. The Investment Case lowers Fushi's free cash flow due to $60 million cash investment in each of 2012 and 2013 (the $120 million investment) (*id.* at FUSHI_SC00001201), as well as $30 million of increased working capital in 2014 in order to start manufacturing at Yixing (Ex. 15, FUSHI_SC0001938). As a result of these purported expenditures, the Investment

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[15] Similarly, the 2011 10-K notes that income repatriated from the PRC to the United States is subject to a 10% withholding income tax in the PRC. Ex. 1, 2011 10-K at F-23. If Fushi pays the 25% statutory income tax in the PRC as well as 10% withholding for dividends sent out of the country, then it would receive a foreign tax credit for this total of 35% paid in the PRC. However, because the net result is that there is less cash eligible for payment to the shareholders, the result is the same as if a 10% repatriation penalty were charged. The resulting share valuation would be substantially similar to the 9% scenario calculated by BAML.

[16] Notably, Perkowski's testimony further undermines any suggestion that the Company would distribute its cash to the United States since it needed to be reinvested in the PRC.

Case anticipated increased sales volume and an associated increase in net income, starting in 2014. Ex. 14, FUSHI_SC00001195 at FUSHI_SC00001201. As discussed below, a self-interested Fu created the sales and net income projections related to the Yixing Facility. *See infra* Section II.B.2.

In its January 4, 2012 presentation to the Special Committee, BAML presented valuations based on both the Investment Case and the "Base Case," *i.e.*, projections regarding how the Company had been currently operating without the $120 million investment in the Yixing Facility. Ex. 16, FUSHI_SC00001207, at FUSHI_SC00001230-31. In its June 26, 2012 Fairness Presentation, however, BAML simply accepted the Fu-driven Investment Case, omitting any reference to, or valuation calculated based on, the Base Case which it had used in its prior presentations to the Special Committee. Ex. 12, Fairness Presentation at 24; Shoemaker Depo. Tr. at 168:13-:23.

Shoemaker attempts to justify BAML's use of the Investment Case instead of the Base Case in its final presentation to the Special Committee because the investment in Yixing Facility would "create a bigger facility, supply, to serve the market, that would imply that they are going to have a better value with those projections." Shoemaker Depo. Tr. at 169:9-:18. BAML's own calculation of Fushi's internal rate of return ("IRR") on the purported Yixing Facility investment, however, is woefully inaccurate. For its November 30, 2012 presentation to the Special Committee, BAML—for the first and only time—calculated an "Illustrative Return on Yixing Investment." Ex. 14, FUSHI_SC00001195, at FUSHI_SC00001202. Based on an initial capital expenditure of $120 million over 2012 and 2013, and cash flow projections of $20 million and $21 million respectively in 2014 and 2015, BAML calculated that Fushi's IRR on the Yixing Facility would be 12.6% to 15.0%, depending on whether the cash flows from the Yixing Facility remain stable or grow at up to 4% in the years after 2015. *Id.*

However, BAML's analysis regarding the expected return on the Yixing Facility investment is fatally flawed. The hypothetical Investment Case simply does not generate the inflated IRR BAML calculated. In fact, if Fushi implemented the purported plan to develop the Yixing facility, it would not generate returns that would justify its expending $150 million on the project. BAML's calculation of the Yixing Facility IRR fails to account for the $30 million of

working capital that Fushi management calculated as necessary to start production in 2014. As a result—directly contrary to Shoemaker's claim that including the Yixing Facility investment yields "a better value"—the purported Yixing Facility investment ***reduces*** the Company's enterprise value by between $95.6 million to $102.9 million. Morris Aff., ¶¶29-30.

Thus, it is not surprising that, to date, Fushi has made no significant move toward, or expenditure on, a manufacturing capacity at the Yixing Facility, belying the application of the Investment Case.[17] As Anderson testified on behalf of the Company, the April Projections included (for the first time) the $120 million investment to improve the Yixing Facility. Anderson Depo. Tr. at 55:18-:24. However, the April 2011 Projections excluded incremental increases in sales volumes because management believed that its manufacturing capacity in Dalian was sufficient through the end of the projections period to meet Fushi's volume requirements. Anderson Depo. Tr. at 58:10-60:5. In other words, the Company anticipated no increase in sales volumes—or resulting cash flows—from the Yixing Facility through 2015. The inclusion of additional sales volumes from the Yixing Facility in the Investment Case is, therefore, a fiction—designed solely to justify an unnecessary $150 million expenditure, thereby directly depressing Fushi's present value to justify an unfair price.

BAML's reliance on the Investment Case model as the basis of the Fairness Opinion is also suspect because no Fushi Board minutes describe that its Board has approved the $120 million investment necessary for the Investment Case. According to Anderson, the specific question of whether to invest $120 million has not been approved. *Id.* at 101:16-03:15. While Perkowski and other members of the Board toured the facilities in Yixing, Jiangsu (Perkowski Depo. Tr. at 29:2-:22), the Board only approved the acquisition of the facility and expenditure of $3.9 million to relocate certain equipment from another location (Ex. 17, FUSHIGP0002505 at 2506-07; Ex. 21, FUSHIGP0002616 at 2636-37). Indeed, a year and a half after first proposing

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[17] According to Anderson, the discussions about improvements in YiXing were limited in nature, and were "discussed more as a ***potential*** distribution hub, there was discussions of ***potentially*** making that into the—instead of making the investment into Dalian for additional capacity, potentially putting that in YiXing." Anderson Depo. Tr. at 51:15-:19 (emphasis added). These discussions have continued at the same level of hypothetical potentiality since then. *Id.* at 52:19-:21.

the investment in the Yixing Facility and with only a small portion of the 2012 fiscal year remaining, almost none of the anticipated $60 million investment scheduled for 2012 has been made. Anderson Depo. Tr. at 89:16-90:4.

Given that the Investment Case (i) does not provide a worthwhile return, (ii) it is unclear whether it is necessary to increase manufacturing capacity at this point given the excess capacity in the Company's present Dalian manufacturing plant, (iii) the nebulous state of management's and the Board's commitment to the Investment Case plan, and (iv) the lack of any material investments to date—despite a planned $60 million commitment in 2012—it is unreasonable to presume that it is in the Company's best interest to pursue the Investment Case. Accordingly, BAML was bound to use the Base Case Projections in its DCF analysis and not the Investment Case. The Base Case projections—updated for actual performance—would yield a value range of $13.01-$15.14 per share, well above the $9.50 per share merger consideration. Morris Aff., at 1, 7, ¶¶1(a), 20.

**(d) The Market-Based Comparisons Are Irrelevant**

BAML's Fairness Presentation also presents valuations of the Company that rely on comparisons of Fushi's market value to other supposedly "comparable" companies. These comparisons, however, are inappropriate indicators of the Company's fair value given its poor history of market perception and the paucity of meaningfully comparable companies.

While market-based comparable analyses may assist in assessing a particular company's values, to the extent reliable management projections are available, courts have long preferred the DCF methodology for valuing shares. *See Andaloro v. PFPC Worldwide, Inc.*, C. A. No. 20336, 2005 Del. Ch. LEXIS 125, *35 (Del. Ch. Aug. 19, 2005) ("The DCF method is frequently used in this court and, I, like many others, prefer to give it great, and sometimes even exclusive, weight when it may be used responsibly"); *see also Gilbert v. MPM Enters., Inc.*, 709 A.2d 663, 668-69 (Del. Ch. 1997), *aff'd* 731 A.2d 790 (Del. 1999) (rejecting comparable company analysis for lack of adequate comparables and presence of reliable management forecasts). That is, courts give great weight to a well-constructed DCF analysis with transparent inputs, often to the exclusion of other methodologies. *See Andaloro*, 2005 Del. Ch. LEXIS 125 at *78 (with "responsible management projections" court heavily weights DCF as "best technique for valuing an entity

when the necessary information regarding the required inputs is available"). Even if, however, market-based comparables may provide either a useful means of valuation or a check on a DCF analysis, they are inapplicable to the extent comparable companies are unavailable or incomparable. *See Lane v. Cancer Treatment Ctrs. of Amer., Inc.*, 2004 Del. Ch. LEXIS 108, at *126 (Del. Ch. July 30, 2004) (quoting *In re Radiology Assocs., Inc. Litig*, 611 A.2d 485, 490 (Del. Ch. 1991)) ("'The utility of the comparable company approach depends on the similarity between the company the court is valuing and the companies used for comparison. At some point, the differences become so large that the use of the comparable company method becomes meaningless for valuation purposes'"). Where comparables cannot be found, therefore, it is misleading to employ a market-based comparables valuation. *See In re Radiology Assoc., Inc. Litg.*, 611 A.2d at 490 (court rejects comparable company valuation for non-comparability of companies chosen; "differences in product mix, revenues, profit margins, revenue and earnings growth rates, assets and geographic markets render comparables meaningless"). Yet that is just what BAML did here to support its unsupportable DCF analysis.

As BAML warned the Special Committee in May 2011, the market has not properly valued the Company's stock, even compared to other Chinese-headquartered companies listed in the United States. Ex. 19, FUSHI_SC00001069 at FUSHI_SC00001083. By this, BAML acknowledges that any comparisons based on market valuations of the Company are weak.

In spite of this systemic bias, BAML selected only three companies that it felt were the "best comparables": Lihua, Coleman Cable, and Nexans. Shoemaker Depo. Tr. at 126:19-28:5; Ex. 12, Fairness Presentation at 13. Even though BAML considered these companies more-comparable than other companies, in reality they are dissimilar to Fushi and their metrics are inadequately comparable. For example, the three companies had price to earnings ratios ("P/E") predicted for 2012 that ranged from 2.6x to 9.0x, and EV/EBITDA ratios that ranged from 0.7x to 5.1x. *Id.* The high end of these ratios are approximately 730% and 350% of the low end, respectively. These disparate P/E multiples make it difficult to draw any sort of inference to how the market should perceive a company comparable to Fushi, particularly since Fushi's own measurements are not consistently above, below, or in the middle of the observed values for these companies. *Id.* Further, 99.9% of Nexan's market value was based on its substantial net cash

position—meaning that the market attributed almost no value to its going concern as a business, far different from Fushi, a thriving business with a comfortable cash position. *Id.*; *see also* Morris Aff., ¶¶31-34.[18]

Notwithstanding their unreliability, BAML presented the valuation ranges based on the Company's 2013 P/E ratios compared to these three selected companies on the summary page, the Fairness Presentation did not provide this information in detail, implicitly indicating its lack of reliability or focus. Ex. 12, Fairness Presentation at 20. This Court, therefore, should reject any evaluation of the fair value of the Company that is based on these comparisons as unfounded. Morris Aff. ¶34.

**2. The Proposed Transaction Is Not A Result Of "Fair Dealing"**

In addressing fair dealing, the Court will first examine the process by which a board evaluated, negotiated and voted upon a transaction. Under *Cohen*, lack of fair dealing involves questions of the "timing of the merger, merger negotiations, how the merger was structured, and the approval process." *Cohen,* 119 Nev. at 12, 62 P.3d at 727 (citing *Weinberger,* 457 A.2d at 711). Fair dealing also includes the duty of candor to disclose to shareholders all material information relevant to the decision whether to vote in favor of a proposed transaction. *Mills*, 559 A.2d at 1280-81. Here, it is substantially likely that the Court will find the Proposed Transaction was not the result of fair timing, negotiations, and Board approval.

**(a) The Timing Of The Proposed Transaction And The Negotiations Between The Fu Group And The Special Committee Were Not The Product Of Fair Dealing**

The extent to which a controlling shareholder dictates the terms of a proposed transaction, coupled with the extent to which a special committee of a board of directors is able to exercise real bargaining power "at an arms-length" are essential considerations to fair dealing. *See Ams. Mining Corp. v. Theriault,* No. 29 2012, 2012 Del. LEXIS 459, at *65-66 (Del. Aug. 27, 2012)

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[18] These values also fluctuated wildly over time. For example, in the May 5, 2011 presentation, the 2011 P/E ratios ranged from 4.3x to 17.7x, while the 2012 P/E ratios were not available for Lihua and were 7.4x and 12.4x for Coleman Cable and Nexans, respectively. Ex. 19, FUSHI_SC00001069 at FUSHI_SC00001085. One would presume that reliable comparison would likely be reliable—or at least consistent—over time.

(affirming Chancery Court decision that entire fairness standard applies and that merger was unfair). Fu dominated the negotiation process with the Special Committee, despite the fact that his interests stood in direct conflict to those of the Class. Prior to even approaching the Board with a proposal, Fu saw fit to seek advice and counsel from two of his officers, Defendants Longever and Wang, all three of whom owe fiduciary duties to the Class. *See* Ex. 8, FUSHIGP0000001, at FUSHIGP0000002.[19] Likewise, Fu knew full well the negative impact that the Chinese macroeconomic environment was having on the Company's stock price. *See generally*, Perkowski Depo. Tr. at 77:11-:18. Notwithstanding its protests to the contrary, the Special Committee ultimately accepted Fu's deal, after allowing him to flout every deadline they set and to delay the process for an astounding twenty months. Perkowski Depo. Tr. at 94:18-:20; 95:3-:14; 119:18-120:25; 151:11-153:1.

Additionally, the Special Committee was not "well-functioning" and there was no active negotiation between the parties. Rather the Fu Group presented its Proposal and the Special Committee sat back to await a revised proposal, taking no active role in establishing a bargaining position or counter-offer. Perkowski Depo. Tr. at 66:13-:17; *see Kahn v. Tremont Corp.,* 694 A.2d 422, 428 (Del. 1997) (stating that the inquiry must focus on how the special committee actually negotiated the deal and not just how the committee was set up). The Special Committee initially took the view that there was no need to negotiate or take action because they could not determine whether a "real offer" had been made. Perkowski Depo. Tr. at 95:15-96:9-14. This passive posture prevented the Special Committee from probing the initial Proposal's weaknesses, in particular the Fu Group's inability to secure financing and its subsequent inability to close the "hole" in the financing it had attracted, Perkowski Depo. Tr. at 140:12-141:5; 141:21-25; 156:2-18,[20] and that Fu himself was strapped for cash, one of the reasons why the financing of the deal

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[19] *See Mills,* 559 A.2d at 1281 (whether or not information has been concealed from the Board of Directors is imperative to evaluating the fairness of the transaction).

[20] *See In re Southern Peru Copper Corporation S'Holder Derivative Litig.,* 30 A.3d 60, 97-98 (Del. Ch. 2011) (finding that the Special Committee approached negotiations in a very stilted manner and fell victim from its inception to a "controlled mindset" allowing the controlling shareholder to dictate the terms and the structure of the merger. As such, the Special Committee was unable to move forward as a negotiator in its own right and could not probe the deal for its weaknesses, in particular a cash strapped controlling stakeholder.), *aff'd, Ams. Mining Corp. v.*

Cont'd on next page.

had not been finalized. Perkowski Depo. Tr. at 197:17-198:5; 198:10-:14; *S. Peru Copper Corp.*, 20 A.3d at 73-74 (finding that if special committee had acted like a third party negotiator, it could have discovered weaknesses of bid).

Despite the Special Committee's belief that the initial Proposal was not a "real offer" such that the Special Committee needed to properly evaluate it, the Special Committee never set about trying to obtain a proper term sheet from the Fu Group until June 19, 2011—a full seven months after the initial Proposal had been sent to the Board. Perkowski Depo. Tr. at 94:8-:20. Even then, the Fu Group flouted their superior bargaining position and completely disregarded the June 28 deadline. The Special Committee all but ignored the Fu Group's disregard of their groundrules and deadlines, further emboldening Fu. Perkowski Depo. Tr. at 95:3-7. In fact, as of June, 2011, the Special Committee believed that the "upward-bias" in price of Fushi common stock, resulting from the Proposal had evaporated, because the market believed the Proposal was illusory. Perkowski Depo. Tr. at 102:10-15; 105:1-:7. In that context, the Special Committee allowed the Fu Group to continue ignoring the reasonable demand that it convey a revised, fully financed offer by June 28, 2011. Ex. 2, Proxy at 13. Later, in January, 2012, the Special Committee believed that an upward bias had returned to Fushi's common stock price, resulting from the new Fu proposal at $9.25 per share. Perkowski Depo. Tr. at 188:3-:16. By that time, the Special Committee was trapped by circumstance, believing that it could not reject any Fu Group proposal above the market price at the time, risking a drop in stock price, notwithstanding the Fu Group's prolonged inability to obtain financing or complete due diligence. Perkowski Depo. Tr. at 190:10-:12. In the context of the Special Committee's understanding that the Fu Group's Proposal was its only option, it confined itself to accepting virtually any price, even one far below Fu's initial Proposal. Because the Fu Group, however, was unable to secure financing on terms it found acceptable, it reduced the originally proposed $11.50 per share offer to $9.50 per share. Perkowski Depo. Tr. at 124:4-:9.[21] Then, as described in detail *supra*, the Special Committee and

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*Therault,* No. 29 2012, 2012 Del. LEXIS 459 (Del. Aug 27, 2012).

[21] Defendant Perkowski testified that the Special Committee learned of the involvement of China Development Bank around July 14, 2011, when Defendant Fu informed Perkowski that "financing with Deutsche Bank was extremely expensive," that Fu Group could not support

Cont'd on next page.

its advisors reverse engineered a fairness analysis to justify a price well-below one which was fair from a financial perspective. Thus, viewed together, the Special Committee's controlled mindset and its willingness to pervert the financial analyses to justify a price based solely on what the Fu Group was willing and able to finance, profoundly undermined the fairness of this process.[22]

The Fu Group's flouting deadlines provides further support of its control of the process. In late 2011, the Fu Group missed yet another deadline that the Special Committee set to tender a fully-financed, revised offer. Perkowski Depo. Tr. at 158:17-:24. Yet again, the Special Committee took no concrete action in response to the Fu Group's ignoring deadlines, instead choosing to make idle threats about terminating the process, never once acting on its threat to do so. Perkowski Depo. Tr. at 190:3-:24; 202:6-:21; 232:5-233:5. By the time the Fu Group submitted its last and final bid, it was on December 28, 2011, more than a year after the initial Proposal and for a price per share of $9.50—a full $2.00 per share less than the initial Proposal.

Neither did the Special Committee make any attempt to enforce what they viewed as material issues to the merger. For example, in connection with a reverse termination fee that Fu would have to pay to Fushi if the deal failed, Fu had represented that his shares of the Company were to be offered as security for a guaranty that he would pay his portion of the termination fee if the situation ever arose. Perkowski Depo. Tr. at 198:22-199:3. Unknown to the Special Committee, however, Fu had already borrowed against his shares, and therefore these shares would be unavailable to guaranty the reverse termination fee. Perkowski Depo. Tr. at 197:20-198:5. When the Special Committee found out that the guaranty had fallen through, an "important" condition for the Board – it took no action. Perkowski Depo. Tr. at 199:4-200:3. Apparently, the only thing that mattered to the Special Committee was completing the deal with

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$11.50 if they had to use Deutsche Bank, and that China Development Bank "was a much more economical alternative as far as financing." *Id.*

[22] *See In re S. Peru,* 30 A.3d at 100-101 ("The Special Committee," the court expanded, "was trapped in the controlled mindset, where the only options to be considered are those proposed by the controlling stockholder." By so confining itself, the court disapproved, the special committee "engage[d] in the self-defeating practice of negotiating with itself – perhaps without even realizing it – through which it nixes certain options before even putting them on the table.") (internal citations omitted), *aff'd, Ams. Mining Corp.,* 2012 Del. LEXIS 459, at *88-89.

the Fu Group. Perkowski Depo. Tr. at 19-24.[23] The failure by the Fu Group to play by the Special Committee's rules and the inability of the Special Committee to enforce its rules prove that the bargaining power as between the Fu Group and the Special Committee was unequal.

Once the Special Committee decided it had to accept the last offer by the Fu Group, even an unfair one, both the Special Committee and the Fu Group had to scramble. The projections for the Company, looking outward to 2015, had long since been provided to the Special Committee by management. Perkowski Depo. Tr. at 81:24-82:14. To ensure that the new price point fit squarely within the bankers' ranges of a fair price, Fu, himself, aggressively manipulated the assumptions to the projections for the Company. Anderson Depo. Tr. at 89:10-15; 97:23-98:17.[24] For example, with respect to the Investment Case projections—debunked above—Fu, himself, created the P&L case for the Yixing Facility. To this day, while it has discussed whether to allocate the $120 million to the Yixing Facility, no evidence exists that Fushi's Board has approved that capital investment. Anderson Depo. Tr. 97:-98:9; 102:6-14. Thus, Fu manipulated the projections BAML used in creating its fairness opinion.[25]

**(b) The Special Committee Failed To Fully Inform Itself Of Material Information, And Other Information Was Concealed From It, Therefore Board Approval Was Not The Product Of Fair Dealing**

In addition to its negotiating failures, the Special Committee also failed adequately to

[23] *In re S. Peru,* 30 A.3d 97-98 (citations omitted) ("[the Special Committee] accepted that only one type of transaction was on the table, a purchase of Minera by Southern Peru." The court went on to state, "And if no other opportunities are available because we are a controlled company, shouldn't we make the best of this chance? Already, the mindset has taken a dangerous path."), *aff'd, Ams. Mining Corp.,* 2012 Del. LEXIS 459, at *79 (affirming that special committee's acceptance of mandate influenced Chancery Court finding of unfairness).

[24] *In re S. Peru,* 30 A.3d at 90 (stating the court should look to the substance of the special committee's actual efforts including "the special committee directors' heavy reliance on projections prepared by the controlling stockholder"), *aff'd, Ams. Mining Corp.,* 2012 Del. LEXIS 459, at *87-89 (holding that Chancery Court properly found optimizing cash flows to make company attractive acquisition target was unfair process and breach of fiduciary duty).

[25] Fu created these projections notwithstanding the Company's knowledge that both macroeconomic and Company-specific factors indicated that Fushi would need no additional manufacturing capacity for the duration of the projections period. Anderson Tr. 58:5-59:5. Thus, the incremental increases to Fushi's P&L from a manufacturing facility at YiXing are illusory.

inform itself. The concealment of material information from a board of directors is a critical consideration when evaluating the overall fairness of a transaction. *See Mills*, 559 A.2d at 1281. Here, Fu completely disregarded his duty to keep the Special Committee informed at all times. Prior to even approaching the Board with a proposal, Fu saw fit to seek advice and counsel from two of his officers, Defendants Longever and Wang, all three of whom owe fiduciary duties to the Class. *See* Ex. 8, FUSHIGP0000001, at FUSHIGP0000002. Likewise, the Special Committee was not informed that Fu, himself, concocted the Yixing Facility-specific inputs to management's, Investment Case, Perkowski Depo. Tr. 178:25-179:2, Anderson Depo. Tr. 97:23-98:9, thereby ensuring a valuation that supported the price he intended to pay. Neither was the Special Committee promptly informed when the Deutsche Bank financing fell through and the China Development Bank was brought in. Perkowski Depo. Tr. at 123:19-:25. Fu was well aware of the importance the status of the financing had in the eyes of the Special Committee, and understood it to be material to the Special Committee's process.

Furthermore, the Special Committee, through its advisors, conducted only a superficial market check and made no real attempt to explore alternative approaches and/or ideas to Fu's Proposal. In fact, when an unsolicited bid did come to the Special Committee, they flatly refused to have anything to do with the third party, TPG. Perkowski Depo. Tr. at 108:9-:16.[26] There was nothing that could nudge the Special Committee away from the road Fu had set them on, not even when the Fu Group engaged TPG in "clear contravention of [its] contractual obligations and the express instructions of the Special Committee." Perkowski Depo. Tr. at 153:19-154:9. Rather, the Special Committee fecklessly transmitted a perfunctory "warning letter." *Id.* The Special Committee's sole basis for refusing to deal with TPG themselves was the fact that TPG's initial proposal came in at $8 to $9 per share and they did not want to "contaminate" the process. Perkowski Depo. Tr. at 108:12-:19. A proposition that, at best was weak, given that Fu went behind the Special Committee's back and engaged TPG, and became downright ludicrous when the Fu Group's revised proposal came in at just above the $9 mark.

[26] *See Kahn v. Tremont Corp.,* 694 A.2d 422, 427 (Del. 1997) (The substance of the special committee's actual efforts is also questionable where the special committee places limitations on the exchange of ideas as a result of the directors' failure to fully participate in an active process.).

The timing of the Proposed Transaction, over a year spent in half-hearted and awkward negotiations, caused a significant downward trend in the Company's stock price; the structure was clearly initiated by an interested and controlling stockholder; and the controlling shareholder kept information from the Special Committee until he deemed it relevant, collectively demonstrating that the Proposed Transaction is the result of an unfair process. Therefore, Plaintiff has a reasonable probability of success on the merits of his breach of fiduciary duty claims regarding the unfair process leading to the Proposed Transaction and the unfair price that resulted therefrom.

**C. Fu And The Board Have Breached Their Fiduciary Duty of Candor By Issuing A Materially Misleading Proxy**

Under Nevada law, shareholders are entitled to full and accurate disclosure of all material facts before making a decision about a significant corporate transaction. *See Cohen*, 119 Nev. at 18, 62 P.3d at 731 (noting the heightened scrutiny of the directors' duty of candor); *see also Shell Petroleum, Inc. v. Smith,* 606 A.2d 112, 114 (Del. 1992); *Stroud v. Grace,* 606 A.2d 75, 84-85 (Del. 1992). "The [] materiality standard is an objective one, measured from the point of view of the ***reasonable investor*,**" not from "the subjective views of the directors." *See Zirn v. VLI Corp.*, 621 A.2d 773, 779 (Del. 1993) (emphasis in original). An omitted fact is deemed material when it "would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available." *Rosenblatt v. Getty Oil Co.,* 493 A.2d 929, 944 (Del. 1985) (citing *TSC Indus., Inc. v. Northway, Inc.,* 426 U.S. 438, 449 (1976)). Accordingly, "'it need not be shown that an omission or distortion would have made an investor change his overall view of a proposed transaction . . . .'" *Zirn,* 621 A.2d at 779 (quoting *Barkan v. Amsted Indus., Inc.*, 567 A.2d 1279, 1289 (Del. 1989)).

Here, the disclosure issues that Plaintiff has identified are so obviously important to an investor so as to be material. Indeed, the need for accurate disclosure is particularly acute here, as following the Proposed Transaction the shareholders will no longer be able to participate in the future growth of the Company, there are no appraisal rights available to Fushi's public shareholders, and any potential recovery of damages from this PRC-based company are remote.

**1. The Proxy Fails To Disclose The Company's Most Recent Projections, Which Were Created In The Normal Course Of Business**

The Proxy issued on October 19, 2012 included the various projections provided by management to the Special Committee. Ex. 2, Proxy at 31.[27] These projections included:

- a version originally provided in April 2011 that included the period from 2011 through 2015 (the "April Projections") (*id.*);
- a revised version provided on November 19, 2011, which updated the 2011 figures based on performance to date and reduced the anticipated performance in the following years based on assumptions about declining growth in the Chinese economy (the "November 19 Projections") (*id.* at 33);
- another version provided on November 25, 2011, which, based on an instruction by the Special Committee, included the results of operations from a hypothetically proposed $120 million investment in improvements to Fushi's Yixing Facility (the "November 25 Projections") (*id.* at 35); and
- the final set of projections provided on June 11, 2012, which included actual results through May 2012, but did not alter the projections through 2015 (the "June Projections") (*id.* at 37).

When introducing the April Projections, the Proxy noted that the "primary assumptions underlying the projected financials provided to the Special Committee and its advisors in April 2011 [] include volume and average selling price, along with selling, general and administrative expense ("SG&A") levels." *Id.* at 31. These projections then formed the basis for all of the subsequent projections.

As Nathan Anderson testified, on behalf of the Company, during the regular course of business, the Company prepares five year plans that anticipate the next five years. Anderson Depo. Tr. at 15:21-16:12. These long range plans are "[t]ypically finalized in the late fourth

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[27] The final version of the Proxy followed two amendments to the original preliminary proxy. These amendments were subsequent to the filing of Plaintiff's Amended Complaint, which highlighted various disclosure deficiencies related to, inter alia, the projections and other financial information.

quarter." *Id.* at 22:10-:14.[28] During the next year, management will update the then-current year based on the performance to date. *Id.* at 16:4-:12. This is a "bottom-up" approach, whereby Anderson and other managers will contact the sales supervisors across the Company who have collected the estimates from the sales team members. *Id.* at 13:7-:23, 16:13-18:20. This is performed every year from scratch, meaning that management does not simply staple a new year onto the end of the prior year's forecast. *Id.* 23:25-24:10.

The April Projections were based on the projections that were originally finalized at the end of 2010. *Id.* at 19:19-21:7, 22:4-23:5. The email providing these projections to BAML noted that they were a "refresh of our 5-year plan," and included detailed projections for both the parent entity and the various operating subsidiaries. Ex. 22, FUSHIGP0002004. Aside from updating these projections for 2011 performance, the management team also included the hypothetical expense of investing $120 million over three years to improve the manufacturing capacity at the new Yixing Facility. Anderson Depo. Tr. at 55:18-56:24. However, the April Projections did not include any additional revenue from this investment because management believed that the Dalian facility would have sufficient capacity to meet the Company's demands. *Id.* at 57:25-60:5.

The three other versions of the projections were all based on these same figures. The November 19 Projections adjusted the April Projections for 2011 performance to date and macro-economic assumptions about the future of the Chinese economy, while the November 25 Projections added the effect of increased revenues from the investment in the Yixing Facility. Ex. 2, Proxy at 33, 35. The June Projections again simply updated the 2012 figures based on actual performance, but "the remaining projections for 2013 through 2015 remained unchanged." *Id.* at 37.

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[28] As Anderson testified, this plan was "finalized." *Id.* at 32:7-:11 ("Q. . . . Is finalizing what you do, is that okay? A. That's correct."); *id.* at 42:5-:7 ("Q. . . . There is at some point a final plan that's created; correct? A. Correct."). The plan is updated based on actual performance and is not static and revered "as the Bible for the next five years, but that is what we use to work off of." *Id.* at 30:1-:3. It is deemed reliable enough that it is used "to provide our financial projections to the street during our various earnings calls and financial reporting press releases." *Id.* at 30:3-:5.

As BAML proclaimed in the Proxy, they presumed that management provided them with "best currently available estimates and good faith judgments of the Company's management as to the future financial performance of the Company." Ex. 2, Proxy at 26 (emphasis added). About that, Shoemaker confirms that BAML "asked for as long a horizon as they could provide. So typically management would provide us what they normally do. If we need to, sometimes we may extend it based on our own extrapolation. But the projections that they provided to us were through 2015." Shoemaker Depo. Tr. at 170:24-71:11. BAML continued to perform its DCF analyses and other valuation exercises on a steadily decreasing forecasted period over the course of a year and a half. The first valuation analysis presented to the Special Committee in May 2011 contained forecasts for the current year plus four years, through 2015. Ex. 19, FUSHI_SC00001069 at FUSHI_SC00001092. Thirteen months later, the Fairness Opinion relied on projections for the current year (then 2012) plus ***only three*** forecasted years, still terminating in 2015.

According to Anderson, however, management prepared an entirely new set of projections at the end of 2011, in the normal course of business, which extended into 2016. Anderson Depo. Tr. at 24:11-25:6 ("Q. And at the end of 2011 did you in fact add 2016 to the long range plan? A. Yes, we did."). Yet management never provided them to the Special Committee or BAML, either. *Id.* at 86:24-88:2; Shoemake Depo Tr. at 170:7-:17.[29]

The Proxy must disclose the 2016 projections that management prepared. A number of recent decisions have commented specifically on the significance of such information to shareholders, especially in the context of a proposed buy-out of the shareholders' equity interest in a public company. *See, e.g.*, *Gaines v. Narachi*, C.A. No. 6784-VCN, 2011 WL 4822551, at *2 (Del. Ch. Oct. 6, 2011) (plaintiff pled a colorable claim where the free cash flow projections derived from management projections and used by the financial advisor were omitted); *In re Netsmart Techs., Inc. S'holder Litig.*, 924 A.2d 171, 203 (Del. Ch. 2007) (stating that "projections

[29] Presumably, the Special Committee knew both that management had already prepared projections for 2016 and that they would receive those projections as part of a binder in anticipation of Fushi's "annual board meeting," convened on or around June 28, 2012. Anderson Depo. Tr. at 54:23-55:7.

of this sort [opinions of management and financial advisors] are probably among the most highly-prized disclosures by investors"); *David P. Simonetti Rollover IRA v. Margolis*, C.A. No. 3694-VCN, 2008 WL 5048692, at *10 (Del. Ch. June 27, 2008) ("A proxy statement should 'give the stockholders the best estimate of the company's future cash flows as of the time the board approved the [transaction].' In that regard, Delaware law places a premium on management's predictions of future performance.") (citations omitted); *Cede & Co. v. Technicolor, Inc.*, C.A. No. 7129, 2003 Del. Ch. LEXIS 146, at *24-25, *33 (Del. Ch. Dec. 31, 2003) ("Management forecasts are an appropriate starting point from which to derive data in performing an appraisal analysis. . . . [M]anagement was in the best position to forecast [the company]'s future before the merger." "[Management] made a conscientious effort to produce accurate forecasts, and that any variations in Technicolor's projections from industry trends were consciously and reasonably made based upon management's experience and information gleaned from Technicolor customers.").

Since *Netsmart*, the Delaware Chancery Court has consistently required full and fair disclosure of management-provided cash flow projections. *See, e.g., Maric Capital Master Fund, Ltd. v. Plato Learning, Inc.*, 11 A. 3d 1175, 1178 (Del. Ch. 2010). Indeed, in circumstances just like these, the Delaware Chancery Court described an omission of cash flow projections as "inexplicable" and enjoined the transaction on that basis. *Id.* Because Defendants have similarly inexplicably concealed the cash flow projections prepared by management, the shareholder vote on the Proposed Transaction should be enjoined until full disclosure of the projections has been made, including those through 2016.

**2. The Proxy Fails To Disclose That Fu Was The Source Of The "Investment Case" Projections**

In addition to failing to disclose to shareholders Fushi's most current, complete set of projections, the Proxy also fails to alert shareholders to the origins of the Investment Case on which BAML ultimately relied. As discussed above, the November 25 Projections for the first time added the increased revenues that would be associated with a hypothetical investment in the Yixing Facility. *See supra* Section II(B)(1)(C).

However, the Proxy fails to disclose that Fushi did not actually need the anticipated manufacturing capacity from the Yixing Facility. Anderson Depo. Tr. at 58:10- 59:22. Rather,

according to Anderson, Fushi expected no correlative increase in sales volume from the Yixing Facility through 2015 in the April Projections. *Id.* at 59:13-22. That is critical, because it debunks the need for the Yixing Facility in the first place, completely undermining a valuation that depletes Fushi of $120 million in cash and provides no incremental increase in sales.

The Proxy further omits, however, that it was Fu, himself, who created the projections related to the Yixing Facility. Needless to say, Fu was, and remains, wholly conflicted. As Anderson described the process, when the Special Committee requested a revised forecast that included the return on investment in the proposed Yixing Facility, Fu provided the key inputs of anticipated sales volume, while Anderson and others calculated the resulting effect on the projections. Anderson Depo. Tr. at 89:5-:15, 97:12-98:24 ("For this specific spreadsheet most of the input—the volume shipped specifically was provided by Mr. Fu."). As the Proxy noted, the sales volumes that Fu provided were the primary assumptions in the projections. Ex. 2, Proxy at 31.

Just as the Proxy must fully disclose management's latest projections, it must also accurately inform Plaintiff and the Class that the conflicted Fu himself created the Investment Case projections on which the Special Committee—the ostensible representative of Plaintiff and the Class—and BAML relied on.

**3. The Proxy Misleadingly Presents An "Extreme Case" Where The Entire Free Cash Flow Would Be Repatriated And Subject To Full Incremental Repatriation Penalties**

As noted above, the Proxy includes the hypothetical Repatriation DCF that BAML incorporates in its Fairness Presentation. With the imprimatur of BAML, however, the Proxy presents both the Regular DCF and the Repatriation DCF—and their resulting per share valuation ranges—as equivalents. The Proxy omits any detailed or even summary disclosure that no one—not management, not the Special Committee and not BAML—considered the Repatriation DCF to be remotely likely. Rather, the Fairness Presentation has the detailed DCF analyses on pages following one another. Ex. 12, Fairness Presentation at 24, 25. The Proxy discusses these in the same section and presents the valuation ranges on the same table with the clear but false

implication of equivalence between the two. Ex. 2, Proxy at 28.[30] Fatal to the Proxy's material accuracy, therefore, is its omission of any discussion properly labeling the Repatriation Friction as the fiction it is for the virtual certainty that it would never occur.

**4. The Proxy Fails To Disclose That BAML Renegotiated Its Engagement Letter To Move The Goalposts And Increase Its Fee**

The Special Committee entered into an engagement letter with BAML dated February 18, 2011, which provided that a substantial portion of BAML's fee would be contingent on the closing of a transaction (the "Transaction Fee"). Ex. 23, BAML000343 at BAML000344. The Transaction Fee was based on a percentage of the total value of any potential transaction; this percentage increased from 1.15% to 1.25% as the per share price in a transaction increased from certain thresholds. *Id.* According to a side letter agreement, these thresholds were set so that the percentage of the Transaction Fee would start to increase at a per share price of $11.50 (i.e., the initial offer from the Fu Group) and plateau at $13.00. *Id.* at BAML000355. In other words, this provided an accelerating incentive for BAML to secure a higher per share price for the public shareholders in any transaction.

At the Offer Price of $9.50 per share, BAML had failed to achieve the incentive target set by these thresholds and, the Transaction Fee would be at the lower percentage of the total value of the Proposed Transaction. However, after working for almost two years, BAML renegotiated the engagement letter, resetting the higher threshold amount to $9.50 so as to ensure that it received a Transaction Fee based on the higher 1.25% figure. *See* Ex. 24, BAML000001. As Shoemaker testified, BAML asked for this revision because it felt entitled to a higher fee after the lengthy process and a substantial downward change in the "magnitude" of the offer value. Shoemaker Depo. Tr. at 196:25-97:17.

While the Proxy discloses the total amount of the fee that BAML will be paid, it omits that, having failed to meet its target transaction price, BAML renegotiated its fee upwards, essentially ripping up the engagement letter that governed its work for the Special Committee. Ex. 2, Proxy

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[30] As noted above, Shoemaker confirms that the Repatriation DCF is an "extreme case" for shareholders to consider. Shoemaker Depo. Tr. at 155:11-56:25.

at 30. The Proxy must disclose these events. *See In re Del Monte Foods Co. S'holders Litig.*, 25 A.3d 813, 832 (Del. Ch. 2011) ("Because of the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives, this Court has required full disclosure of ***investment banker compensation*** and potential conflicts.") (emphasis added); *In re John Q. Hammons Hotels, Inc. S'holder Litig.*, No. 758-CC, 2009 WL 3165613, at *16 (Del. Ch. Oct. 2, 2009) (emphasizing the importance of disclosure of potential banker conflict of interest); *David P. Simonetti Rollover IRA*, 2008 WL 5048692, at *8 ("[I]t is imperative for the stockholders to be able to understand what factors might influence the financial advisor's analytical efforts.").

BAML's renegotiation was clearly a potential conflict of interest. As Shoemaker testified, the total amount of the fee declined as a result of the reduction of the Offer Price from $11.50 per share to $9.50 per share. Shoemaker Depo. Tr. at 199:18-200:10. Therefore, even while the public shareholders are receiving less value for their equity as a result of the Offer Price, BAML saw fit to try to increase the value of its own fee. Furthermore, it calls into question BAML's motivations to secure a deal at any price to ensure that it received a fee for its services after two years of effort which caused it to believe it was entitled to a significant fee.

## III. An Injunction Is Necessary To Avoid Irreparable Harm

### A. An Uninformed Shareholder Vote Constitutes *Per Se* Irreparable Harm

In the absence of an injunction, Fushi shareholders face immediate, irreparable injury. "Courts often use the terms 'immediate' and 'irreparable' in the context of determining whether to grant injunctive relief. The common understanding of 'immediate' is 'instant or direct.' Generally, harm is 'irreparable' if it cannot adequately be remedied by compensatory damages." *Hamm v. Arrowcreek Homeowners' Ass'n*, 124 Nev. 290, 297, 183 P.3d 895, 901 (2008) (citations omitted). Absent an injunction, shareholders will be forced to vote their shares based on materially incomplete information, in a transaction that Defendant Fu, with the complicity of the Special Committee, structured to benefit himself over the interests of other Company shareholders. In an action arising from breaches of fiduciary duties under Nevada corporation law, the Nevada United States District Court noted that "'the denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an

irreparable injury.'" *Shoen v. Amerco*, CV-N-94-0475-ECR, 1994 U.S. Dist. LEXIS 21588, at *64 (D. Nev. Oct. 5, 1994).

The only way Plaintiff and the Class will achieve any meaningful relief is to enjoin the Proposed Transaction well in advance of any shareholder vote. As the Nevada Supreme Court reiterated, "[c]laims challenging the validity of a merger should be asserted before the completion of the merger. This is accomplished by bringing an action to enjoin the merger." *Cohen*, 119 Nev. at 14, 62 P.3d at 729; *see also In re Netsmart*, 924 A.2d at 208 ("When stockholders are about to make a decision based on materially misleading or incomplete information, a decision not to issue an injunction maximizes the potential that the crudest of judicial tools (an ***appraisal or damages award***) will be employed down the line, because the stockholders' chance to engage in self-help on the front end would have been vitiated and lost forever.") (emphasis added).

As a result, courts have "typically found a threat of irreparable injury to exist when it appears stockholders may make an important voting decision on inadequate disclosures." *Netsmart*, 924 A.2d at 207 (footnote omitted); *see also In re Transkaryotic Therapies, Inc.*, 954 A.2d 346, 360-61 (Del. Ch. 2008) ("[T]his Court has explicitly held that a breach of the disclosure duty leads to irreparable harm.") (footnote omitted); *In re The MONY Group, Inc. S'holder Litig.*, 852 A.2d 9, 32 (Del. Ch. 2004) ("[A]n injunction would remedy the wrong caused to the Stockholders' right to cast a vote after a full and fair disclosure of material facts."); *ODS Techs., L.P. v. Marshall*, 832 A.2d 1254, 1262 (Del. Ch. 2003) ("The threat of an uninformed stockholder vote constitutes irreparable harm.").

In the absence of an injunction, Fushi shareholders will be further irreparably harmed because the Board failed to secure a fair price for the Company. *See* supra, II(B)(1). Attempting to accurately determine the amount of damages suffered by the Class after the Proposed Transaction closes will be imprecise. "Moreover, it would be impossible to 'unscramble the eggs' by attempting to unwind the merger once it has been completed." *Police & Fire Ret. Sys. v. Bernal*, No. 4663-CC, 2009 Del. Ch. LEXIS 111, at *6 (Del. Ch. June 26, 2009).

Further, irreparable harm is clear since, assuming a damages figure could be calculated, collecting a judgment providing for such damages to be paid by Defendants to Class members

may be impossible. As discussed below, this is especially true here because key defendants and almost all of the Company's assets are located in China.

Finally, the Board harmed the Class by structuring the Proposed Transaction in a manner that prevents shareholders from dissenting from the Merger and pursuing appraisal rights. Ex. 2, Proxy at 75. Shareholders, therefore, do not have the opportunity to dissent and seek fair value for their shares. Accordingly, the Court should issue the injunction to ensure that shareholders have access to sufficient material information to make an informed decision as to how to vote their shares well in advance of the shareholder vote, as well as to determine whether or not the Offer Price reflects an entirely fair price.

**B. Post-Closing Damages Are Likely Unavailable**

A preliminary injunction is particularly appropriate where a plaintiff would be unable to enforce an after-the-fact monetary judgment. The Supreme Court of Nevada, for example, enjoined a mining company from exploiting a disputed mining claim where the mining company would be unable to pay a subsequent monetary judgment relating to its use of the claim. The Court noted that "[i]f respondent is permitted to mine and extract ores from the mining claim in question, irreparable damage may result to petitioners should their appeal be successful, especially if, as they allege in their petition, respondent is insolvent. To prevent such possible damage, to preserve the status quo pending the appeal, and to prevent its jurisdiction being made ineffective, this court, no other adequate relief being available, has the inherent power to restrain respondent from mining or extracting ores from said mining claim." *Hough v. Roberts Mining & Milling Co.*, 58 Nev. 317, 323, 78 P.2d 102, 104 (1938) (citations omitted).

Absent a preliminary injunction, the Court will be unable to secure any adequate relief for the Class. As discussed herein, Defendant Fu as well as almost all of the Company's assets, are located in China. Following the close of the Proposed Transaction, Plaintiff would be left with the insurmountable task of seeking to enforce any judgment in China. *See, e.g., In re Giant Interactive Group, Inc.*, 279 F.R.D. 151, 161 (S.D.N.Y. 2011) (noting that the corporate defendant has no assets outside of China and "any judgment obtained in the United States would have been of uncertain enforceability overseas."); *Pope Invs. LLC v. Benda Pharm., Inc.*, C.A. No. 5171-VCP, 2010 Del. Ch. LEXIS 239, at *29 (Del. Ch. Dec. 15, 2010) ("The pursuit of any remedy in

China presumably is fraught with challenges."); *Herman Miller, Inc. v. Alphaville Design, Inc.*, No. C-08-03437 WHA, 2009 U.S. Dist. LEXIS 103384, at *26 (N.D. Cal. Oct. 22, 2009) (Discussing "the fact that the judgment may not ultimately be enforced by a Chinese court"). In fact, the Company itself recognizes that the legal system in the PRC is not as advanced as in the United States, and it would be difficult to bring claims against a party in China. *See* Ex. 1, 2011 10-K p. 16.

For these and other reasons, the Nevada Supreme Court has stressed that "[c]laims challenging the validity of a merger should be asserted before the completion of the merger." *Cohen*, 119 Nev. at 14, 62 P.3d at 729 (citations omitted). Accordingly, the Court should grant Company shareholders the only meaningful relief available and issue the preliminary injunction.

**C. Balance Of The Hardships**

In balancing the equities, the Court must weigh the potential harm to Plaintiff and other Fushi shareholders if the injunction is not issued against the potential harm to Defendants if injunctive relief is granted. "In considering preliminary injunctions, courts . . . weigh the potential hardships to the relative parties and others, and the public interest." *Univ. & Cmty. College Sys. of Nev. v. Nevadans for Sound Gov't*, 120 Nev. 712, 721, 100 P.3d 179, 187 (2004) (citations omitted). Here, the equities decidedly favor the granting of an injunction. The denial of this interim relief will forever foreclose Fushi shareholders from making an informed decision regarding how to vote their shares in connection with the Proposed Transaction and will likely render any post-closing damages relief unenforceable, thereby likely leaving the shareholders without relief. By contrast, granting injunctive relief will result in the Defendants complying with their fiduciary duties owed to Plaintiff and other Fushi shareholders. Defendants will suffer no prejudice from a postponement of the closing of the transaction to, at a minimum, give shareholders sufficient time to absorb the curative disclosures. Any postponement of the closing of the Proposed Transaction, to allow for corrective disclosures is, on balance, worth the cost because it will ensure an informed decision. The shareholders' right to an informed decision must be protected. Respect for the shareholders' right to determine the course of Fushi's future compels granting Plaintiff's motion for an injunction.

The extended history of the negotiations between the Special Committee and the Fu Group has shown, as detailed *supra*, that the Fu Group has consistently and brazenly disregarded any attempts by the Special Committee to move the negotiations forward in a meaningful manner. Consequently, the Fu Group has no basis to protest that time is of the essence.

Further, "in considering the balance of equities between plaintiffs and defendants, it is relevant to note that any wounds to defendants are entirely self-inflicted." *La. Mun. Police Emps.' Ret. Sys. v. Crawford*, 2007 Del Ch. LEXIS 28, at *5 (Del. Ch. Feb. 13, 2007). This is especially true where, as here, a company has agreed to sell itself to an insider and not to a disinterested third party. Moreover, any harm flowing from such a delay in the shareholder vote is "de minimis when compared to concern over the possibility that shareholders may have voted on the extinction of their corporation with less than all the material information." *State of Wis. Inv. Bd. v. Bartlett*, No. 17727, 2000 Del. Ch. LEXIS 22, at *8 (Del. Ch. Feb. 9, 2000); *David P. Simonetti Rollover IRA*, 2008 WL 5048692, at *14 (entering preliminary injunction to afford additional disclosures, noting that "balancing the equities between (a) ordering full and complete disclosure to enable stockholders to make an informed decision and (b) a short delay required to allow additional disclosure is a fairly simple task").

As such, the balancing of the equities strongly favors the granting of a preliminary injunction here.

**IV. Only A Minimal Bond Is Required**

Because Plaintiff seeks only to redress Defendants' breaches of fiduciary duty, they respectfully submit that no more than a nominal bond should be required. The amount of the security bond is within the Court's discretion and is based on the damages that a wrongful injunction may inflict. *American Bonding Co. v. Roggen Enters.*, 109 Nev. 588, 591, 854 P.2d 868, 870 (1993) (noting that damages for wrongful issuance of an injunction are "generally, nothing which is not actual, natural and proximate result of the wrong") (citation omitted). Here, because Defendant Fu sits on both sides of the Proposed Transaction, there is virtually no risk of damages in delaying the shareholder vote on the Proposed Transaction. Defendants cannot make any showing that a temporary delay would cause Defendant Fu, the Company's President, CEO,

and Chairman of the Board, to abandon his proposal to take the Company private.[31] Rather, an injunction will maintain the status quo and prevent Defendants from harming shareholders through their continued breaches of fiduciary duty. The Court should therefore order no more than a nominal bond. *See In re Atheros Commc'ns., Inc. S'holder Litig.*, No. 6124-VCN, 2011 Del. Ch. LEXIS 36, at *48 (Del. Ch. Mar. 4, 2011) (setting $25,000 bond when enjoining transaction valued at $3.1 billion); *ODS Technologies*, 832 A.2d at 1264 (enjoining corporate transaction and requiring bond of $5,000); *Solar Cells, Inc. v. True N. Partners, LLC*, No. 19477, 2002 Del. Ch. LEXIS 38, at *28 (Del. Ch. Apr. 25, 2002) (conditioning injunction against merger on bond of $2,500).

**CONCLUSION**

For the foregoing reasons, Plaintiff respectfully requests that this Court grant his Motion and enjoin the Proposed Transaction.

Dated this 15th day of November, 2012

COOKSEY, TOOLEN, GAGE, DUFFY & WOOG

By: ______________________

GRIFFITH H. HAYES
Nevada Bar No. 7374
ANDREW R. MUEHLBAUER
Nevada Bar No. 10161
JOSEPH G. GOLDMAN, ESQ.
Nevada Bar No. 11142
3930 Howard Hughes Parkway, Suite 200
Las Vegas, NV 89169
T: 702-949-3100
F: 702-949-3104

WOLF POPPER LLP
Chet B. Waldman
Patricia Avery
Matthew Insley-Pruitt
845 Third Avenue
New York, NY 10022
T: (212) 759-4600
F: (212) 486-2093

---

[31] Since Fu apparently wants to de-list Fushi from the U.S. and re-list in Hong Kong, Ex. 25, FUSHI_SC00000477 at FUSHI_SC00000478-79, Perkowski Depo. Tr. at 129:19-130:4, the likelihood of him abandoning his attempts to acquire Fushi is remote.

FARUQI & FARUQI, LLP
Jacob A. Goldberg
Sandra G. Smith
101 Greenwood Avenue, Suite 600
Jenkintown, PA 19046
T: (215) 277-5770
F: (215) 277-5771

**DISTRICT COURT**

**CLARK COUNTY, NEVADA**

| | |
|---|---|
| IN RE FUSHI COPPERWELD, INC. SHAREHOLDER LITIGATION | Case No.: A-10-628936-B<br>Dept. No. XIII<br>AFFIDAVIT OF MATTHEW R. MORRIS, CFA, CLP |

FILED UNDER SEAL

## SUMMARY OF OPINIONS

1. I was engaged to review the proposed acquisition of Fushi Copperweld, Inc. ("Fushi" or the "Company") by Mr. Li Fu, Green Dynasty Holdings Limited, Green Dynasty Limited, Green Dynasty Acquisition, Abax Global Capital, and affiliates of these various individuals and entities (collectively, the "Buyer Group") for an all-cash offer price of $9.50 per share (the "Merger"). In connection with that review, I have formed the following opinions:

(a) The range of fair value for Fushi's shares in the context of a private market transaction is $13.01 to $15.14 per share;

(b) The "35% repatriation penalty scenario"[1] utilized by Fushi's financial advisor, Bank of America Merrill Lynch ("BAML"), is misleading and inappropriate;

(c) The projections dated June 11, 2012 (the "Investment Case") are not financially reasonable, resulting in misleading indications of value from financial analyses based on those projections; and

(d) BAML's reliance on market-based valuation models in its valuation of Fushi results in flawed and misleading indications of value.

## PROFESSIONAL QUALIFICATIONS

2. I am a Partner in the Dallas office of RGL Forensics, a global forensic accounting and corporate finance advisory firm. I am the Practice Area Director for Corporate Advisory Services in the United States and am a member of my firm's Valuation and Opinion Committee, which oversees the issuance of significant financial opinions and the management of RGL's domestic securities valuation practice.

3. I hold masters degrees in both finance and international management and an undergraduate degree in history. I have earned the Chartered Financial Analyst ("CFA") designation, widely regarded as the leading designation in the field of investment analysis, as well as the Certified Licensing Professional ("CLP") designation from the Licensing Executives Society.

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[1] Proxy, p. 28

My professional memberships include, among others, the CFA Institute, the American Finance Association and the Institute for the Study of Business Markets.

4. Serving as a faculty member at the University of Dallas Graduate School of Management from 2004 through 2007, I lectured in international finance, and I am a frequent speaker and author on valuation and related topics in corporate finance. My practice specializes in the financial, economic and valuation aspects of transactions, public reporting, taxation and commercial disputes. I have acted as a financial advisor in numerous transactions over the course of my professional career. In doing so, I have provided counsel to individual and corporate buyers and sellers in the completion of over two dozen transactions with collective value in excess of $2 billion.

5. Complementing my transaction experience, I have prepared numerous asset and securities valuations and appraisals on behalf of clients. Types of securities and assets I routinely value include common and preferred equities, options, warrants and other derivative securities, traditional and convertible forms of debt, partnership and royalty interests, brands, patents, copyrights and trademarks as well as various other intellectual properties. A copy of my curriculum vitae, which outlines my education, professional experience, speaking engagements, works authored in the last ten (10) years and matters in which I have testified in the previous four (4) years, is attached as Exhibit A hereto.

6. In connection with my role in the subject litigation, including the preparation of this affidavit, RGL Forensics is being compensated at its standard hourly rates. No portion of the fees being charged by RGL Forensics for this engagement is contingent on the substance of my opinions or the outcome of the litigation.

## SUMMARY OF PRIMARY DOCUMENTS REVIEWED

7. As part of my engagement, I reviewed a number of documents and information sources, including but not limited to:

(a) Filings made by Fushi with the Securities and Exchange Commission, including the Form DEFM14A definitive proxy statement filed on October 19, 2012 (the "Proxy");

(b) Copies of various presentations prepared by BAML, including the presentation dated June 26, 2012 (the "Fairness Presentation");

(c) The deposition transcript of Christopher Shoemaker (the "Shoemaker Depo"), the BAML representative, taken on October 22, 2012;

(d) Numerous other documents produced by Fushi, the Buyer Group and BAML as part of the subject litigation; and

(e) Various sources of information related to prevailing economic conditions and outlook, the markets in which Fushi operates as well as financial information relating to Fushi.

## DESCRIPTION OF ANALYSIS AND OPINIONS

8. I performed a valuation analysis of Fushi's common shares using customary analytical techniques and inputs. Based on the information I have reviewed to-date, Fushi's common shares are worth more than the proposed Merger consideration of $9.50 per share. The fair value for Fushi's shares in the context of a private market transaction is $13.01 to $15.14 per share.

***Discounted Cash Flow Analysis***

9. I performed a discounted cash flow ("DCF") analysis, which is important in evaluating the proposed Merger consideration because Fushi's shareholders are being asked to choose between 1) accepting the Merger consideration or 2) retaining their shares and realizing the benefits of the Company's future cash flow. This decision is most reliably made by performing a

DCF analysis, which frames a company's worth based on the present value of its expected future cash flows.

10. "In a discounted cash flow analysis (DCF) valuation, the value of an asset is the present value of the expected cash flows on the asset, discounted back at a rate that reflects the riskiness of these cash flows. This approach gets the most play in classrooms and comes with the best theoretical credentials."[2] The primary benefit of a DCF analysis is that it constitutes a direct valuation approach and incorporates specific information about Fushi's unique operating and financial attributes. Consequently, "[the] DCF provides a more sophisticated and reliable picture of a company's value than an earnings-multiple approach."[3] Additionally, "a DCF serves as an important alternative to market-based valuation techniques such as comparable companies and precedent transactions, which can be distorted by a number of factors, including market aberrations (e.g., the post-subprime credit crunch)."[4]

11. There were three sets of Company management projections that could be used for a DCF analysis in this matter. The first set is the projections prepared on or about November 19, 2011 (the "Base Case"); the second set is the projections prepared on or about November 25, 2011 (the "Investment Case"); and the third set is the projections prepared on or about June 11, 2012 (the "Updated Investment Case"). Each of these projections contains valuable information from management necessary to accurately reflect the Company's future prospects.

12. The only difference between the Base Case and the Investment Case is the inclusion of "incremental investments envisioned that utilize a portion of the company's excess cash on hand."[5] Put another way, the only difference between the Base Case and the Investment Case are the costs and benefits associated with incremental investments at one of the Company's locations.

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[2] Damodaran, Aswath. *Damodaran on Valuation, 2nd ed.* Hoboken, NJ: John Wiley & Sons, 2006. P. 10.

[3] Copeland, Tom, et al. *Valuation: Measuring and Managing the Value of Companies*. Hoboken, NJ: John Wiley & Sons, 2000. p. 62

[4] Rosenbaum, Joshua and Joshua Pearl. *Investment Banking: Valuation, Leveraged Buyouts, and Mergers and Acquisitions*. Hoboken, NJ: John Wiley & Sons, 2009. p. 109

[5] FUSHI_SC00001221

By starting with the Base Case, the Company's core performance expectations are presented without the distraction of the incremental investments. This is important. As I will discuss in more detail below, these incremental investments are dilutive to Fushi's valuation, making them financially imprudent.

13. In his deposition, Shoemaker supports my conclusion that the Base Case is the same as the Investment Case but without the incremental investments, stating, "in the context of **base case**, the nomenclature is, you know, **what you would do short of doing the expansion project** having the significant amount of capital. So the investment case is the idea that they would invest the capital."[6] [emphasis added]

14. However, a projection update subsequently became available (the Updated Investment Case) that reflected new information but only as it related only to the financial performance expected for 2012. The only difference between the Investment Case and the Updated Investment Case is a "downward revision in 2012E revenue resulting in a reduction in EBITDA[7] and...Net Income...driven principally by year to date performance...all future years remained unchanged."[8] The projections for the remaining years remained unchanged.

15. By starting with the Base Case, but substituting the 2012 projections from the Updated Investment Case, Fushi's core, updated financial performance expectations become visible. I refer to this set of projections as the "Adjusted Base Case" and show a comparison of these projections in Schedule 1.

16. The projections prepared by the Company result in "unlevered" free cash flow ("FCF") projections. This simply means that the impact of any borrowings on cash flow is ignored in favor of making an offsetting adjustment to the discount rate. Using these projections results in a customary "unlevered" DCF analysis.

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[6] Shoemaker Depo, 119:21-120:2

[7] *EBITDA* refers to earnings before interest, taxes, depreciation and amortization, which is a common measure of profit for companies like Fushi

[8] FUSHI_SC00001287

17. Along with a discrete set of projections, a DCF analysis also requires: 1) a weighted average cost of capital ("WACC"), and 2) the choice of a range of perpetuity growth rates. The WACC is used to discount future cash flows to a present value. The perpetuity growth rate is used to forecast growth in future cash flows beginning at the end of the forecast period. This time period, beyond the last year of the forecast, is often referred to as the "terminal period" and represents a normalized level of achievable financial performance against which the perpetuity growth rate is applied.

18. For purposes of this analysis, I utilized the same WACC range of 12.0% to 14.0% that BAML used in its DCF analysis.[9] I also used the same perpetuity growth rate range of 1.0% to 2.0% that BAML used in its DCF analysis.[10]

19. I calculated a normalized terminal period cash flow based on the results of the 2015 year. I also maintained the same assumptions regarding depreciation and amortization, capital expenditures and change in net working capital as those utilized by BAML in its DCF analysis from the corresponding November 23, 2011 presentation.[11]

20. Based on the selected WACC and perpetuity growth rate ranges, the DCF analysis indicates an enterprise value for Fushi on a standalone basis[12] of $305.8 million to $389.0 million. I then add the Company's net cash of $197.0 million as of March 31, 2012,[13] which results in an equity value range for Fushi of $502.8 million to $586.0 million on a standalone basis. After accounting for the shares outstanding and the potential dilution from outstanding stock options, the resulting value indications are $13.01 to $15.14 per share, compared to the proposed consideration of $9.50. I present the results of my DCF analysis in Schedule 2.

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[9] Proxy, p. 28; FUSHI_SC00001293

[10] *Ibid.*

[11] FUSHI_SC00001180

[12] Standalone basis refers to the operations of the Company continuing status quo. That is, without considering any potential impact from the Merger.

[13] FUSHI_SC00001293

21. BAML's own DCF analyses support my conclusion that the value of Fushi's common stock exceeds $9.50 per share. BAML's DCF analysis from the Fairness Presentation, which includes the value-dilutive incremental investments discussed below, results in a value in excess of $12.07 per share.[14] In fact, without giving effect to the repatriation tax discussed below, none of the DCF analyses performed by BAML indicates the $9.50 per share Merger consideration is reasonable.

***The 35% Repatriation Penalty Scenario is Misleading and Unsupportable***

22. An unlevered DCF analysis represents the present value of the cash flow to all stakeholders. It does not consider distribution-related taxes, a fact that BAML's Shoemaker confirmed, stating: "[the DCF] actually just comes up with a value of this cash flow. It does not take into account where that cash or those operations would reside."[15]

23. A repatriation tax would only be assessed to the extent that the Company elected to move cash from an offshore location, such as from China in this case, to the United States. Shoemaker corroborates this, stating: "If you physically wire that money out of the country to a bank account, to a legal entity in the U.S., bank account, U.S., that step would cause a repatriation friction cost."[16] Consequently, if the cash is never moved out of that foreign country and back to the United States, a repatriation tax could not affect cash flows.

24. I have seen no evidence that Fushi, presently or in the future, requires or contemplates any movement of its cash to the United States. Shoemaker corroborates this, stating: "[d]uring the normal course they would not have to [pay a repatriation tax] because they plan, as they disclosed, to keep all cash and reinvest it in China."[17]

25. Even if I assume that a repatriation tax is theoretically appropriate in the context of the DCF analysis, BAML's application of such a tax to its own DCF is seriously flawed as it relies

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[14] FUSHI_SC00001293

[15] Shoemaker Depo, 80:2-6

[16] Shoemaker Depo, 140:16-21

[17] Shoemaker Depo, 145:2-5

only on the use of a 35% incremental repatriation tax rate. This rate, however, is unsupportable due to BAML's failure to offset it by any credit for foreign taxes that Fushi would pay or the use of any of Fushi's deferred tax assets.

26. Businesses and individuals are generally given credit for foreign taxes paid. As Shoemaker acknowledges, "[l]ook, I'm not a tax lawyer. But what I would say is yeah, in general, there are certain treaties put in place to give credits, etc., for money that is repatriated."[18] Furthermore, Shoemaker continues that BAML considered a 9% adjustment, rather than a 35% adjustment, because "this is actually where we would get credit in the U.S. for some of these (foreign taxes) paid."[19] Moreover, using a full 35% repatriation tax rate gives the Company no credit for its tax assets, which could be used to offset repatriation taxes.

27. Notwithstanding that such a repatriation tax is inappropriate for a DCF analysis of Fushi on a standalone basis, I prepared another DCF analysis to include a 9% repatriation tax adjustment as shown in Schedule 3. After making this adjustment, the resulting value indications range from $11.85 to $13.79 per share, which are still well in excess of the Merger consideration of $9.50 per share. In any event, repatriation tax would not apply to cash flows generated from the Company's United States operations. Moreover, a repatriation tax would only apply to cash brought into the United States as opposed to all of its existing cash and future cash flow.

28. In the Proxy, which generally describes BAML's DCF sensitivity analysis, BAML supports the use of a 9% repatriation tax as a singular alternative to the full 35% repatriation tax rate. The Proxy reads, "…a range of repatriation friction costs of…9% (which assumed full credit against US taxes for foreign taxes (assuming a 26% rate) paid on profits of the Company's subsidiaries repatriated from China to the US)…"[20] Therefore, BAML itself assumes a 9% repatriation tax, but the results from this analysis are obscured in the Proxy in favor of presenting a wide range of values driven by a number of other simultaneous sensitivity adjustments.

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[18] Shoemaker Depo, 146:19-23

[19] Shoemaker Depo, 155:3-5

[20] Proxy, p. 28

***The Investment Case is Not Financially Reasonable***

29. As described above, my DCF analysis eliminates the effects of the Investment Case. This is necessary as Company management's own projections demonstrate the investment has a negative impact on Fushi's value. Accordingly, prudent managers would reject this investment because the incremental cash flow does not justify the required expenditures. This dynamic is best witnessed by comparing the net effect of the Investment Case against Base Case projections as reflected in Schedule 4.

30. After subtracting the Base Case unlevered FCF[21] from the Investment Case unlevered FCF,[22] the incremental cash flows from pursuing the investment are observable. Utilizing the same discount rates and perpetuity growth rates, the resulting value impact to Fushi's business would be a reduction in enterprise value of between $95.6 million and $102.9 million. To put the magnitude of this figure into context, the enterprise value implied by the Merger is only $170 million.[23]

***Reliance on Market-Based Valuation Data in the Valuation of Fushi is Flawed and Misleading***

31. BAML's comparable companies analysis was flawed and misleading and should not be relied on to derive an estimate of value for Fushi. Fushi is a Chinese-based, U.S. publicly traded company that is a leading innovator of bimetallic wire products with six manufacturing facilities on three continents. BAML selected a group of three companies (the "Primary Comparables"), out of the total list of nine observed in its Fairness Presentation, which Shoemaker describes as "most comparable to Falcon or Fushi."[24] Mr. Shoemaker also expressed BAML's belief that "the three of

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[21] FUSHI_SC00001180

[22] FUSHI_SC00001234

[23] FUSHI_SC00001271

[24] Shoemaker Depo, 126:13-14

them are the best proxies for trying to come up with what is an appropriate range of values that the market would potentially put on Fushi based on its structure, its operations, its geographies."[25]

32. In the Fairness Presentation, BAML observed the Enterprise Value / 2012E EBITDA multiples, 2012E P/E multiples and 2013E P/E multiples for each of the Primary Comparables. This resulted in multiples ranges of 0.7x to 5.1x, 2.6x to 9.0x and 2.2x to 6.6x, respectively.[26] These ranges of multiples possess enormous spreads, from low to high, of approximately 730%, 350% and 300%, respectively.

33. These disparate ranges of multiples observed by BAML from the three "best" comparables in its analysis are simply too chaotic to be meaningful. In these situations, DCF analyses can serve an important role of providing a check on market-based valuation analyses. "A DCF is also valuable when there are limited (or no) pure play, peer companies or comparable acquisitions."[27] This lack of any pure play comparable companies and the significant variance in multiples among those selected by BAML makes the use of market-based data unreliable. This makes the use of a DCF analysis to value Fushi the singularly most appropriate method.

34. BAML itself acknowledged this lack of comparability, deciding not use terminal EBITDA multiples in its DCF analysis. When preparing a DCF analysis, there are two widely accepted methodologies with which to calculate the terminal value of a company: the perpetuity growth rate method and the terminal multiple method. In discussing BAML's decision to avoid market multiples to calculate Fushi's terminal value, Shoemaker corroborates the lack of reliable market data stating: "And so to employ a terminal EBITDA method when we don't necessarily have a comp for making sure those multiples are correct, we move towards the perpetuity method as more of a proxy for the analysis."[28] BAML's confirmation that a good comparable company for

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[25] Shoemaker Depo, 127:24-128:5

[26] FUSHI_SC00001281

[27] Rosenbaum, Joshua and Joshua Pearl. *Investment Banking: Valuation, Leveraged Buyouts, and Mergers and Acquisitions*. Hoboken, NJ: John Wiley & Sons, 2009. p. 109

[28] Shoemaker Depo 85:9-14

Fushi does not exist reinforces the notion that a market-based valuation analysis for Fushi produces unreliable indications of value.

I swear under the penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

DATED: November 14, 2012

Respectfully submitted,

Matthew R. Morris, CFA CLP

State of Texas

County of Dallas

Sworn to and subscribed before me on this 14th day of November 2012.

REBECCA ANN ARCHULETA
Notary Public, State of Texas
My Commission Expires
April 29, 2014

Notary Public for Texas

My Commission Expires: 4/29/14

**Exhibit A**

**Curriculum Vitae of Matthew Morris, CFA, CLP**

5215 North O'Connor Blvd.
Central Tower, Suite 640
Irving, Texas 75039

Telephone +1 972 505 3830
Facsimile +1 972 401 3830

rgl.com

RGL Forensics
Discovering & Defining Financial Value

## General background

Mr. Morris is a Partner in the Dallas office of RGL Forensics, Practice Area Director for Corporate Advisory Services (US) and is a member of the firm's Valuation and Opinion Committee (US). He is Managing Director of the firm's broker-dealer unit, RGL Advisors, LLC, and specializes in the practical application of financial, economic and valuation principles to solve a variety of client challenges. The scope of his work includes mergers & acquisitions, corporate strategy, and providing valuation and related financial analyses for commercial and regulatory disputes, with an emphasis on the valuation of securities, asset portfolios and intangible assets & intellectual capital in a variety of technology sectors.

## Educational Background

Master of Science - Finance, University of Strathclyde, Glasgow, Scotland
Master of International Management, Schiller University, Heidelberg, Germany
Bachelor of Arts - History, University of Dallas, Irving, Texas

## Professional Status

Chartered Financial Analyst (CFA) charter holder
Certified Licensing Professional (CLP)
Member, CFA Institute and CFA Society of Dallas - Ft. Worth
Member, Licensing Executives Society, Past Chair of D/FW Chapter
LES Liaison to Northern District of Texas Patent Rules Task Force
Member, Association for Corporate Growth (ACG)
Member, Institute for the Study of Business Markets (ISBM)
Board Member, Camelot Sports & Entertainment, LLC

## Professional History

| | |
|---|---|
| RGL Forensics | 2009 - Present |
| Fin Econ Partners | 2005 - 2009 |
| VALUE Incorporated | 2000 - 2005 |
| Business Valuation Services | 1997 - 2000 |
| Santa Cruz Biotechnology | 1995 - 1996 |

## Court Experience

Mr. Morris has provided litigation support and expert witness testimony to Federal, State and local jurisdictions nationwide in cases involving merger-related litigation, business valuation, patent infringement, fraud and lost compensation. Mr. Morris is frequently called on as a valuation and damages expert for both plaintiffs and defendants and also serves as club advisor to several Major League Baseball teams in salary arbitration proceedings.

## Related Services

Corporate
- Mergers & acquisitions
- Predictive Customer Analytics
- Regulatory & competition finance
- Valuation

Legal
- Commercial litigation
- Intellectual property
- Valuation & damages analysis

## Industry Experience

Aerospace
Banking / Insurance
Chemicals
Construction / Engineering
Defense
Electronics / Semiconductors
Energy
Financial Institutions
Food/Beverage
Gaming
Health & Beauty
Healthcare / Hospitals
Hospitality, Leisure & Tourism
Manufacturing
Mining / Metals
Pharmaceuticals / Biotechnology
Plastics
Professional Services
Real Estate
Retail
Sports & Entertainment
Technology & Telecommunications
Transportation & Distribution
Utilities

5215 North O'Connor Blvd.
Central Tower, Suite 640
Irving, Texas 75039

Telephone +1 972 505 3830
Facsimile +1 972 401 3830

rgl.com

RGL Forensics
Discovering & Defining Financial Value

## Selected Seminars & Publications

### *Seminars*

*Thought Leader/CFO Panel: The B-to-B Marketing Function and the CFO*
ISBM Conference - Building B-to-B Marketing Connections to the "C-Suite," Dallas, Texas - 2012

*Framing the Growth Initiative: Harmonizing Marketing and Finance to Grow Shareholder Value*
ISBM Conference - Marketing for Organic Growth in the New B-to-B Economy, Dallas, Texas - 2011

*Alternative Dispute Resolution in Professional Sports: The Evolution of Major League Baseball Salary Arbitration*
Dallas Bar Association, Dallas, Texas - 2010

*Monetizing Royalties: An Alternative Approach to Corporate Liquidity*
WBT Showcase, Arlington, Texas - 2009

*Navigating the Changing Landscape for Technology Assets*
WBT Showcase, Arlington, Texas - 2008

*Creating and Measuring Early Stage Value*
WBT Showcase, Arlington, Texas - 2007

*Strategic Value Creation*
Guest Lecturer, University of Texas at Arlington - 2006

*Royalty Rate, Licensing & Litigation*
WBT Showcase, Arlington, Texas - 2006

*Value-Based Solutions for Consumer Products Issues*
LES Annual Conference, Phoenix, Arizona - 2005

*Early Stage Valuation*
Minnesota Chapter of LES, Minneapolis, Minnesota - 2005

*Business Valuation* (lecturer & conference co-chair)
Accounting and Finance for Attorneys, Dallas and Houston, Texas - 2005

*Brand Finance*
LES Annual Meeting, San Diego, California - 2003

*Topics in Valuation*
Internal Revenue Service Gift & Estate Section, Ft. Worth, Texas - 2002

*Early Stage Company Valuations and the Cheap Stock Issue*
CLE Seminar, Gray Cary Ware & Freidenrich; Austin, Texas - 2000

### *Publications*

*Royalty Securitizations: Were "Bowie Bonds" Just a Fad?*
Capital Formation Institute Website

*Will SFAS 141 Make a Difference?*
VALUE Advisory, Fall 2002

*How to Enhance the Value of Patents*
DFW TechBiz, September 17, 2001

*The Pre-IPO Cheap Stock Issue: Sources and Solutions*
Capital Network's Capital Update, Spring 2000

*The Valuation of Asset Holding Companies*
Financial Valuation: Businesses and Business Interests, 1999 Update, Warren Gorham & Lamont

5215 North O'Connor Blvd.
Central Tower, Suite 640
Irving, Texas 75039

Telephone +1 972 505 3830
Facsimile +1 972 401 3830

rgl.com

RGL Forensics
Discovering & Defining Financial Value

## Recent Expert Testimony

*In Re: Ondova Limited Company, Debtor* (Case No. 09-34784-SGJ, United States District Court for the Northern District of Texas, Dallas Division)

*Bullet Proof Technology of Texas, LLC v. Renthal Ltd., et al.* (Case No. 2:09-cv-00316, United States District Court for the Eastern District of Texas).

*In Re Winn-Dixie Stores, Inc. Litigation.* (Case No 16-2011-010616. Circuit Court of the Fourth Judicial Circuit, Duvall County, FL).

*In Re Tollgrade Communications, Inc., Derivative and Class Action Litigation.* (Consolidated Case No. GD 11-003755, Allegheny County, PA).

*Asbestos Workers Philadelphia Pension Fund et al v. Merix Corporation et al.* (Case No. 0910-14399/15521, Oregon Circuit Court, Multnomah County).

*In Re Sun Microsystems, Inc. Shareholder Litigation.* (Case No. 1-09-CV-140424, Superior Court, County of Santa Clara, CA).

*Sokol Holdings, Inc. et al. v. BMB Munai, Inc, et al.* (Case No. 05 CV 3749 KMW, United States District Court for the Southern District of New York).

**Schedules**

Schedule 1

Fushi Copperweld, Inc.

Adjusted Base Case Projections Reconciliation

*(All figures shown in $ millions)*

| | | 2012 | 2013 | 2014 | 2015 |
|---|---|---|---|---|---|
| Base Case November 19, 2011 | Revenue | $356 | $415 | $453 | $504 |
| | EBITDA | $71 | $75 | $78 | $82 |
| | Capex | ($6) | ($8) | ($8) | ($10) |
| | Change in NWC | ($16) | ($12) | ($16) | ($12) |
| | Unlevered FCF | $33 | $39 | $37 | $42 |

| | | Q2-Q4 2012 | 2013 | 2014 | 2015 |
|---|---|---|---|---|---|
| Adjusted Base Case | Revenue | $281 | $415 | $453 | $504 |
| | EBITDA | $48 | $75 | $78 | $82 |
| | Capex | ($6) | ($8) | ($8) | ($10) |
| | Change in NWC | ($16) | ($12) | ($16) | ($12) |
| | Unlevered FCF | $14 | $39 | $37 | $42 |

| | | Q2-Q4 2012 | 2013 | 2014 | 2015 |
|---|---|---|---|---|---|
| Updated Investment Case June 11, 2012 | Revenue | $281 | $415 | $538 | $596 |
| | EBITDA | $48 | $76 | $101 | $106 |
| | Capex | ($57) | ($69) | ($17) | ($11) |
| | Change in NWC | ($26) | ($17) | ($60) | ($15) |
| | Unlevered FCF | ($47) | ($26) | $3 | $58 |

Sources & Notes:

* Base Case (FUSHI_SC00001180), Updated Investment Case (FUSHI_SC00001293)
* 2012 Capex and change in NWC in Adjusted Base Case adjusted to exclude impacts of the proposed capital project but include updated 2012 mgmt. projections

**Schedule 2**
**Fushi Copperweld, Inc.**
**Adjusted Base Case DCF Analysis**

*(All figures shown in $ millions except per share amounts)*

| | | Q2-Q4 2012 | 2013 | 2014 | 2015 | Normalized Terminal |
|---|---|---|---|---|---|---|
| Revenue | | $281 | $415 | $453 | $504 | $504 |
| EBITDA | | 48 | 75 | 78 | 82 | $82 |
| (-) D&A | | (9) | (14) | (14) | (14) | ($10) |
| EBIT | | 39 | 61 | 64 | 68 | 72 |
| *Tax Rate* | | *29.6%* | *26.0%* | *26.5%* | *26.2%* | *26.2%* |
| (-) Taxes | | (12) | (16) | (17) | (18) | (19) |
| NOPAT | | $27 | $45 | $47 | $50 | $53 |
| (+) D&A | | 9 | 14 | 14 | 14 | 10 |
| (-) Capex | | (6) | (8) | (8) | (10) | (10) |
| (-) Change in NWC | | (16) | (12) | (16) | (12) | (13) |
| Unlevered FCF | | $14 | $39 | $37 | $42 | $40 |
| Discount Factor @ | *13.0%* | 0.955 | 0.858 | 0.760 | 0.672 | 0.672 |
| Discount Period | | 0.38 | 1.25 | 2.25 | 3.25 | 3.25 |
| PV of UFCFs | | $14 | $34 | $28 | $28 | |
| Total PV of UFCFs | | $104 | | Perpetuity Growth Rate | | 1.5% |
| PV of Terminal Value | | 238 | | Terminal Value | | $354 |
| Enterprise Value | | $342 | | | | |
| (+) Net Cash | | 197 | | | | |
| Equity Value | | $539 | | | | |
| FD Shares Out. | | 38.7 | | | | |
| **Equity Value per Share** | | **$13.94** | | | | |

| Enterprise Value Sensitivity | | | |
|---|---|---|---|
| WACC | *Perpetuity Growth Rate* | | |
| | 1.0% | 1.5% | 2.0% |
| 12.0% | 360.7 | 374.2 | 389.0 |
| 13.0% | 331.0 | 342.0 | 354.1 |
| 14.0% | 305.8 | 315.0 | 325.0 |

| Equity Value Sensitivity | | | |
|---|---|---|---|
| WACC | *Perpetuity Growth Rate* | | |
| | 1.0% | 1.5% | 2.0% |
| 12.0% | 557.7 | 571.2 | 586.0 |
| 13.0% | 528.0 | 539.0 | 551.1 |
| 14.0% | 502.8 | 512.0 | 522.0 |

| Equity Value per Share Sensitivity | | | |
|---|---|---|---|
| WACC | *Perpetuity Growth Rate* | | |
| | 1.0% | 1.5% | 2.0% |
| 12.0% | $14.42 | $14.76 | $15.14 |
| 13.0% | $13.65 | $13.94 | $14.25 |
| 14.0% | $13.01 | $13.24 | $13.50 |

Sources:
* Base Case (FUSHI_SC00001180), Updated Investment Case (FUSHI_SC00001293)

Schedule 3

Fushi Copperweld, Inc.

Adjusted Base Case DCF Analysis with 9% Repatriation Tax

*(All figures shown in $ millions except per share amounts)*

| | | Q2-Q4 2012 | 2013 | 2014 | 2015 | Normalized Terminal |
|---|---|---|---|---|---|---|
| Revenue | | $281 | $415 | $453 | $504 | $504 |
| EBITDA | | 48 | 75 | 78 | 82 | $82 |
| (-) D&A | | (9) | (14) | (14) | (14) | ($10) |
| EBIT | | 39 | 61 | 64 | 68 | 72 |
| *Tax Rate* | | *29.6%* | *26.0%* | *26.5%* | *26.2%* | *26.2%* |
| (-) Taxes | | (12) | (16) | (17) | (18) | (19) |
| NOPAT | | $27 | $45 | $47 | $50 | $53 |
| (+) D&A | | 9 | 14 | 14 | 14 | 10 |
| (-) Capex | | (6) | (8) | (8) | (10) | (10) |
| (-) Change in NWC | | (16) | (12) | (16) | (12) | (13) |
| Unlevered FCF | | $14 | $39 | $37 | $42 | $40 |
| Discount Factor @ | *13.0%* | 0.955 | 0.858 | 0.760 | 0.672 | 0.672 |
| Discount Period | | 0.38 | 1.25 | 2.25 | 3.25 | 3.25 |
| PV of UFCFs | | $14 | $34 | $28 | $28 | |
| Total PV of UFCFs | | $104 | | Perpetuity Growth Rate | | 1.5% |
| PV of Terminal Value | | 238 | | Terminal Value | | $354 |
| Enterprise Value | | $342 | | | | |
| (+) Net Cash | | 197 | | | | |
| Equity Value | | $539 | | | | |
| (-) Repatriation Tax Adj. @ | *9.0%* | ($49) | | | | |
| Adjusted Equity Value | | $491 | | | | |
| FD Shares Out. | | 38.6 | | | | |
| **Equity Value per Share** | | **$12.69** | | | | |

**Enterprise Value Sensitivity**

| WACC | Perpetuity Growth Rate 1.0% | 1.5% | 2.0% |
|---|---|---|---|
| 12.0% | 360.7 | 374.2 | 389.0 |
| 13.0% | 331.0 | 342.0 | 354.1 |
| 14.0% | 305.8 | 315.0 | 325.0 |

**Adjusted Equity Value Sensitivity**

| WACC | Perpetuity Growth Rate 1.0% | 1.5% | 2.0% |
|---|---|---|---|
| 12.0% | 507.5 | 519.8 | 533.2 |
| 13.0% | 480.5 | 490.5 | 501.5 |
| 14.0% | 457.6 | 465.9 | 475.0 |

**Equity Value per Share Sensitivity**

| WACC | Perpetuity Growth Rate 1.0% | 1.5% | 2.0% |
|---|---|---|---|
| 12.0% | $13.13 | $13.44 | $13.79 |
| 13.0% | $12.43 | $12.69 | $12.97 |
| 14.0% | $11.85 | $12.06 | $12.29 |

Sources:

* Base Case (FUSHI_SC00001180), Updated Investment Case (FUSHI_SC00001293)

**Schedule 4**
**Fushi Copperweld, Inc.**
**Investment Case Valuation Impact**

*(All figures shown in $ millions)*

| | | 2012 | 2013 | 2014 | 2015 | Normalized Terminal |
|---|---|---|---|---|---|---|
| Investment Case Unlevered FCF | | ($29) | ($26) | $4 | $57 | $47 |
| Base Case Unlevered FCF | | 34 | 39 | 38 | 42 | 42 |
| Change in Unlevered FCF | | (63) | (65) | (34) | 15 | 5 |
| Discount Factor @ | *13.0%* | 0.941 | 0.832 | 0.737 | 0.652 | 0.652 |
| Discount Period | | 0.50 | 1.50 | 2.50 | 3.50 | 3.50 |
| PV of UFCFs | | ($59) | ($54) | ($25) | $10 | |
| Total PV of UFCFs | | ($129) | | Perpetuity Growth Rate | | 1.5% |
| PV of Terminal Value | | 29 | | Terminal Value | | $44 |
| **Reduction in Fushi Value** | | **($100)** | | | | |

| Enterprise Value Sensitivity | | | |
|---|---|---|---|
| WACC | *Perpetuity Growth Rate* | | |
| | 1.0% | 1.5% | 2.0% |
| 12.0% | (99.0) | (97.4) | (95.6) |
| 13.0% | (101.2) | (99.9) | (98.4) |
| 14.0% | (102.9) | (101.8) | (100.6) |

Sources:
* Base Case (FUSHI_SC00001180), Updated Investment Case (FUSHI_SC00001293)